Filed Pursuant to Rule 424(b)(2)
Registration No. 333-219217

This preliminary prospectus supplement and the accompanying prospectus relate to an effective registration statement under the Securities Act of 1933, as amended, but are not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 12, 2018

Preliminary Prospectus Supplement
(To Prospectus Dated July 10, 2017)

$

$	Floating Rate Notes due 2020
$	Floating Rate Notes due 2021
$	% Notes due 2021
$	% Notes due 2023
$	% Notes due 2025
$	% Notes due 2028
$	% Notes due 2048

Campbell Soup Company (“Campbell” or “we”) is offering floating rate notes due 2020 (the “2020 floating rate notes”), floating rate notes due 2021 (the “2021 floating rate notes” and, together with the 2020 floating rate notes, the “floating rate notes”),     % notes due 2021 (the “2021 notes”),     % notes due 2023 (the “2023 notes”),        % notes due 2025 (the “2025 notes”),       % notes due 2028 (the “2028 notes”) and       % notes due 2048 (the “2048 notes” and, together with the 2021 notes, the 2023 notes, the 2025 notes and the 2028 notes, the “fixed rate notes”), in each case in the aggregate principal amount as set forth above.  The floating rate notes and the fixed rate notes are collectively referred to herein as the “notes.”

 The 2020 floating rate notes will bear interest at a floating rate equal to three-month LIBOR plus      basis points per annum and the 2021 floating rate notes will bear interest at a floating rate equal to three-month LIBOR plus      basis points per annum. Interest on the floating rate notes of each series is payable quarterly on each      ,     ,       and       of each year, commencing        , 2018.

Interest will accrue on the fixed rate notes of each series from                , 2018 and will be payable semi-annually on each                     and                 , commencing                   , 2018.

On December 18, 2017, we entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among us, Twist Merger Sub, Inc., an indirect, wholly-owned subsidiary of ours (“Merger Sub”), and Snyder’s-Lance, Inc. (“Snyder’s-Lance”) pursuant to which, among other things and subject to the satisfaction or waiver of specified conditions, Merger Sub will merge with and into Snyder’s-Lance (the “Merger”), with Snyder’s-Lance surviving the Merger as a wholly-owned subsidiary of ours.  The net proceeds from the offering of the notes, in part, will be used to fund a portion of the cash consideration and other amounts payable under the Merger Agreement, and to pay fees and expenses associated with the foregoing. We intend to use any remaining proceeds for general corporate purposes, which may include the repayment of commercial paper.  This offering is not contingent on the consummation of the Snyder’s-Lance acquisition.

If we do not complete the Snyder’s-Lance acquisition on or before September 18, 2018 (the “termination date” of the Merger Agreement, referred to herein as the “special redemption deadline”), or if, prior to the special redemption deadline, the Merger Agreement is terminated, we must redeem all of the outstanding notes at a special redemption price of 101% of the aggregate principal amount thereof, plus accrued and unpaid interest from and including the date of initial issuance (or the most recent interest payment date on which interest was paid) to but excluding the special redemption date. We refer to such redemption as a “Special Redemption.” There is no escrow account for or security interest in the proceeds of this offering for the benefit of holders of the notes. See “Description of the Notes—Special Mandatory Redemption of the Notes.” In addition to this Special Redemption provision, we may redeem the fixed rate notes in whole or in part at any time at the respective redemption prices described under “Description of the Notes—Optional Redemption of the Fixed Rate Notes.” If a Change of Control Triggering Event occurs as described in this prospectus supplement, unless we have exercised our right of redemption, we will be required to offer to purchase the notes at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the purchase date. See “Description of the Notes—Offer to Purchase Upon a Change of Control Triggering Event.”

The notes will be our unsecured senior obligations and will rank equally with all of our other existing and future unsecured senior indebtedness.  The notes will not be listed on any securities exchange.  Currently, there is no public market for the notes.

Investing in the notes involves risk. See “Risk Factors” beginning on page S-13.

	Price to Public(1)		Underwriting Discount		Proceeds, Before Expenses, to Us
Per 2020 floating rate note		%		%		%
2020 floating rate notes total	$		$		$
Per 2021 floating rate note		%		%		%
2021 floating rate notes total	$		$		$
Per 2021 note		%		%		%
2021 notes total	$		$		$
Per 2023 note		%		%		%
2023 notes total	$		$		$
Per 2025 note		%		%		%
2025 notes total	$		$		$
Per 2028 note		%		%		%
2028 notes total	$		$		$
Per 2048 note		%		%		%
2048 notes total	$		$		$

(1)Plus accrued interest, if any, from                , 2018 if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes to investors through the book-entry delivery systems of The Depository Trust Company, Euroclear Bank S.A./N.V., as operator of the Euroclear System or Clearstream Banking, société anonyme, as the case may be, on or about , 2018 against payment thereafter in immediately available funds.

Joint Book-Running Managers

Credit Suisse	Barclays	Citigroup	J.P. Morgan
BofA Merrill Lynch		BNP PARIBAS
, 2018

S-i

No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus filed by us with the Securities and Exchange Commission (the “SEC”).  We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.  This prospectus supplement, the accompanying prospectus and any such free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful.  Neither the delivery of this prospectus supplement, the accompanying prospectus or any such free writing prospectus, nor any sale made hereunder and thereunder shall under any circumstances, create any implication that there has been no change in the affairs of Campbell Soup Company since the date of this prospectus supplement, the accompanying prospectus or any such free writing prospectus, or that the information contained or incorporated by reference herein or therein is correct as of any time subsequent to the date of such information.

TABLE OF CONTENTS

Page

Prospectus Supplement

Page

Prospectus

S-ii

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement contains the terms of this offering of notes.  This prospectus supplement, or the information incorporated by reference in this prospectus supplement, may add, update or change information in the accompanying prospectus.  If information in this prospectus supplement, or the information incorporated by reference in this prospectus supplement, is inconsistent with the accompanying prospectus, this prospectus supplement, or the information incorporated by reference in this prospectus supplement, will apply and will supersede that information in the accompanying prospectus.

It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus in making your investment decision.  You should also read and consider the information in the documents we have referred you to in “Where You Can Find More Information” below.

In this prospectus supplement, unless otherwise stated or the context otherwise requires, the terms “we,” “us” and “our” refer to Campbell Soup Company and our consolidated subsidiaries.  Unless we specifically state otherwise, the information contained in this prospectus supplement, the accompanying prospectus and any free writing prospectus filed by us with the SEC relating to this offering does not give effect to the Merger or the issuance of the notes.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements reflect our current expectations regarding our future results of operations, economic performance, financial condition and achievements.  These forward-looking statements can be identified by words such as “anticipate,” “believe,” “estimate,” “expect,” “will,” “goal,” and similar expressions.  One can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts.  These statements reflect our current plans and expectations, and our assumptions regarding the combined company after the completion of the Merger, our business, industry and other future conditions, and are based on information currently available to us. They rely on several assumptions regarding future events and estimates which could be inaccurate and which are inherently subject to risks and uncertainties.

Forward-looking statements are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict.  Our actual results may differ materially from those contemplated by the forward-looking statements.  The following important factors could affect our actual results and could cause such results to vary materially from those in the forward-looking statements made by or on behalf of us: changes in consumer demand for our products and favorable perception of our brands; the risks associated with trade and consumer acceptance of product improvements, shelving initiatives, new products and pricing and promotional strategies; the impact of strong competitive responses to our efforts to leverage our brand power with product innovation, promotional programs and new advertising; changing inventory management practices by certain of our key customers; a changing customer landscape, with value and e-commerce retailers expanding their market presence, while certain of our key customers continue to increase their significance to our business; our ability to realize projected cost savings and benefits from our efficiency and/or restructuring initiatives; our ability to manage changes to our organizational structure and/or business processes, including our selling, distribution, manufacturing and information management systems or processes; product quality and safety issues, including recalls and product liabilities; the ability to complete and to realize the projected benefits of acquisitions, divestitures and other business portfolio changes; the conditions to the completion of the Snyder’s-Lance acquisition, including obtaining Snyder’s-Lance shareholder approval, may not be satisfied; long-term financing for the Snyder’s-Lance acquisition may not be available on favorable terms, or at all; closing of the Snyder’s-Lance acquisition may not occur or may be delayed, either as a result of litigation related to the acquisition or otherwise; we may be unable to achieve the anticipated benefits of the Snyder’s-Lance acquisition; completing the Snyder’s-Lance acquisition may distract our management from other important matters; the risk our pro forma combined financial data differs materially from our actual financial position after the Merger; disruptions to our supply chain, including fluctuations in the supply of and inflation in energy and raw and packaging materials cost; the uncertainties of litigation and regulatory actions against us; the possible disruption to the independent contractor distribution models used by certain of our businesses, including as a result of litigation or regulatory actions affecting their independent contractor classification; the impact of non-U.S. operations, including export and import restrictions, public corruption and compliance with foreign laws and regulations; impairment to goodwill or other intangible assets; our ability to protect our intellectual property rights; increased liabilities and costs related to

S-iii

our defined benefit pension plans; a material failure in or breach of our information technology systems; our ability to attract and retain key talent; changes in currency exchange rates, tax rates, interest rates, debt and equity markets, inflation rates, economic conditions, law, regulation and other external factors; unforeseen business disruptions in one or more of our markets due to political instability, civil disobedience, terrorism, armed hostilities, extreme weather conditions, natural disasters or other calamities, and the other factors described under “Risk Factors” in this prospectus supplement and in our most recent Annual Report on Form 10-K and subsequent SEC filings.  The discussion of uncertainties is by no means exhaustive but is designed to highlight important factors that may impact our outlook. We disclaim any obligation or intent to update forward-looking statements to reflect new information, events or circumstances after the date they are made.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC.  You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access our public filings.  You may also electronically access these documents through our website, www.campbellsoupcompany.com, under the “Investor Center—Financial Information—SEC Filings” caption.  We are not incorporating the contents of the website into this prospectus supplement.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information.  We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules), on or after the date of this prospectus supplement until we sell all of the securities covered by this prospectus supplement:

•Our Annual Report on Form 10-K for the fiscal year ended July 30, 2017;

•Our Quarterly Reports on Form 10-Q for the quarters ended October 29, 2017 and January 28, 2018;

•Our Definitive Proxy Statement on Schedule 14A filed with the SEC on October 6, 2017; and

•Our Current Reports on Form 8-K filed with the SEC on September 26, 2017, October 13, 2017, November 17, 2017, December 18, 2017, December 29, 2017, January 24, 2018 and March 5, 2018.

You may request a copy of these filings, at no cost, by writing to or telephoning us at the following address:

Corporate Secretary
Campbell Soup Company
One Campbell Place
Camden, New Jersey 08103-1799
(856) 342-6122

SUMMARY

This summary highlights selected information about our company and the offering and may not contain all of the information that is important to you.  To better understand this offering, you should read the entire prospectus supplement and the accompanying prospectus carefully, as well as those additional documents to which we refer you.  See “Where You Can Find More Information.”

Campbell Soup Company

We are a manufacturer and marketer of high-quality, branded food and beverage products.  We incorporated as a business organization under the laws of New Jersey on November 23, 1922; however, through predecessor organizations, our beginnings in the food business can be traced back to 1869.

We manage our businesses in three segments focused mainly on product categories.  The segments are:

•The Americas Simple Meals and Beverages segment, which includes the retail and food service businesses in the U.S. and Canada.  The segment includes the following products: Campbell’s condensed and ready-to-serve soups; Swanson broth and stocks; Prego pasta sauces; Pace Mexican sauces; Campbell’s gravies, pasta, beans and dinner sauces; Swanson canned poultry; Plum food and snacks; V8 juices and beverages; and Campbell’s tomato juice; and as of December 12, 2017, Pacific Foods broth, soups, non-dairy beverages and other simple meals;

•The Global Biscuits and Snacks segment, which includes:  Pepperidge Farm cookies, crackers, bakery and frozen products in U.S. retail; Arnott’s biscuits in Australia and Asia Pacific; and Kelsen cookies globally.  The segment also includes the simple meals and shelf-stable beverages business in Australia and Asia Pacific, and beginning in fiscal 2018, the business in Latin America; and

•The Campbell Fresh segment, which includes:  Bolthouse Farms fresh carrots, carrot ingredients, refrigerated beverages and refrigerated salad dressings; Garden Fresh Gourmet salsa, hummus, dips and tortilla chips; and the U.S. refrigerated soup business.

Pending Acquisition of Snyder’s-Lance

On December 18, 2017, we entered into the Merger Agreement, by and among, us, Merger Sub, and Snyder’s-Lance, pursuant to which, among other things and subject to the satisfaction or waiver of specified conditions, the Merger will be consummated, with Snyder’s-Lance surviving the Merger as a wholly-owned subsidiary of ours.  Pursuant to the Merger Agreement, at the effective time of the Merger, each of Snyder’s-Lance’s issued and outstanding shares of common stock, par value $0.83-1/3 per share (other than any shares held directly by either us or Merger Sub or shares owned by any direct or indirect subsidiary of Snyder’s-Lance) will be cancelled and extinguished and converted into the right to receive $50.00 in cash, without interest, less any required withholding taxes. The total consideration and other amounts payable by us under the terms of the Merger Agreement, including approximately $1.1 billion of outstanding indebtedness of Snyder’s-Lance payable in connection with the consummation of the acquisition, will be approximately $6.1 billion.

Each party’s obligation to consummate the Merger is subject to certain conditions, including, among others: (i) obtaining the affirmative vote of the holders of 75% of Snyder’s-Lance’s outstanding shares of common stock to approve the Merger Agreement and consummate the Merger; (ii) expiration or termination of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”); and (iii) the absence of any order or legal requirement issued or enacted by any court or other governmental authority, which is in effect and prevents the consummation of the Merger. The applicable waiting periods under the HSR Act have terminated. The obligation of Campbell and Snyder’s-Lance is also subject to customary conditions to close relating to the accuracy of the other party’s representations and warranties and the performance, in all material respects, by the other party of its obligations under the Merger Agreement.  We expect that the acquisition will close by the end of the first quarter of calendar 2018, although there can be no assurance that the transaction will occur within the expected time period or at all.

We expect to fund the Merger consideration and related fees and expenses with new debt as described under “—Financing Transactions” below. The net proceeds from this offering of the notes, in part, will be used to fund a portion of the cash consideration and other amounts payable under the Merger Agreement, and to pay fees and expenses associated with the foregoing.  We intend to use any remaining proceeds, for general corporate purposes, which may include the repayment of commercial paper.  This offering is not contingent on the consummation of the Snyder’s-Lance acquisition.

Snyder’s-Lance, a North Carolina corporation incorporated in 1926, is a branded snack food company with operations in North America and Europe.  Snyder’s-Lance’s brands include Snyder’s of Hanover and Lance, as well as Cape Cod kettle cooked chips and Kettle Brand potato chips.  In addition, Snyder’s-Lance other brands include Snack Factory, Pretzel Crisps, Pop Secret and Late July, a maker of organic and non-genetically modified organism tortilla chips.

We believe that the Merger will provide us with several strategic and financial benefits including:

•strengthening our core and expanding our macro snacking business, particularly in better-for-you snacks;

•complementing our existing Pepperidge Farm business;

•resulting in a more diversified and balanced portfolio with leading differentiated brands;

•advancing access to faster-growing distribution channels; and

•providing significant value creation through synergies and operational excellence.

We caution you that we may not realize the anticipated benefits of the acquisition. See “Risk Factors—Risks Relating to the Merger.” Additionally, Snyder’s-Lance business is subject to risks, including those described under “Risk Factors—Selected Snyder’s-Lance Risk Factors.”

Financing Transactions

We intend to fund the cash consideration and other amounts payable under the terms of the Merger Agreement including the repayment of approximately $1.1 billion of outstanding indebtedness of Snyder’s-Lance in connection with the consummation of the acquisition, and to pay fees and expenses associated with the foregoing, with a portion of the net proceeds from the issuance of the notes offered hereby together with the proceeds from borrowings under our new term loan credit agreement described below.  We intend to use any remaining proceeds from the issuance of the notes offered hereby for general corporate purposes, including commercial paper repayment.

On December 29, 2017, we entered into a $1.2 billion three-year term loan credit agreement (the “New Credit Agreement”), which allows us to make a single draw on the closing date of the Merger of up to an aggregate principal amount of $1.2 billion with Credit Suisse AG, Cayman Islands Branch, as administrative agent, and the other lenders named therein. The proceeds of the loans under the New Credit Agreement can only be used in connection with the Snyder’s-Lance acquisition and to pay fees and expenses in connection therewith and with respect to the New Credit Agreement. Based on current expectations, we intend to make a single draw of $900 million pursuant to the New Credit Agreement in connection with consummation of the Snyder’s-Lance acquisition. However, our expectations may change and we may draw the entire facility if necessary to fund the acquisition of Snyder’s-Lance.

The consummation of the Merger, the issuance of the notes offered hereby and the use of proceeds therefrom and our anticipated borrowings under the New Credit Agreement in connection with the Snyder’s-Lance acquisition are herein referred to as the “Transactions.”  This offering is not conditioned on the completion of the Merger or such borrowings under the New Credit Agreement.  However, if we do not consummate the Merger on or prior to the special redemption deadline, or, if prior to such date, the Merger Agreement is terminated, we must redeem all of the outstanding notes at a special redemption price of 101% of the aggregate principal amount thereof, plus accrued and unpaid interest from and including the date of initial issuance (or the most recent payment date on which interest was paid) to but excluding the special redemption date. See “Description of the Notes—Special Mandatory Redemption of the Notes.”

In connection with entering into the Merger Agreement, on December 18, 2017, we entered into a Bridge Commitment Letter, by and among Campbell, Credit Suisse Securities (USA) LLC and Credit Suisse AG (the “Debt Commitment Letter”). Pursuant to the Debt Commitment Letter, the lenders party thereto have committed to provide a 364-day senior unsecured bridge term loan credit facility in an aggregate principal amount of up to $6.2 billion. The commitments under the Debt Commitment Letter will expire on 11:59 p.m., New York City time, September 18, 2018. Any loan under the Debt Commitment Letter would bear interest at (i) adjusted LIBOR plus a margin ranging from 1.000% to 2.250% or (ii) the adjusted base rate plus the greater of (x) 0.000% and (y) the applicable adjusted LIBOR margin minus 1.000%. The initial maturity date for the bridge facility is 364 days after the drawdown date.  The commitments under the Debt Commitment Letter were permanently reduced by $1.2 billion (to an aggregate principal amount of $5.0 billion) on December 29, 2017 when we entered into the New Credit Agreement. The commitments under the Debt Commitment Letter will be further reduced by the net cash proceeds of the notes offered hereby.

Corporate Information

Campbell Soup Company was incorporated in New Jersey in 1922.  Our principal executive offices are located at One Campbell Place, Camden, New Jersey 08103, and our telephone number is (800) 257-8443.  Our website is www.campbellsoupcompany.com. The reference to our website address does not constitute incorporation by reference of the information contained on the website, which should not be considered part of this prospectus supplement.  Our common stock is listed on the New York Stock Exchange under the symbol “CPB.”

THE OFFERING

The following summary contains basic information about the notes and is not intended to be complete.  It does not contain all of the information that is important to you.  For a more complete understanding of the notes, please refer to the section of this prospectus supplement entitled “Description of the Notes” and the section of the accompanying prospectus entitled “Description of Debt Securities.”

Issuer	Campbell Soup Company

Notes Offered

$             aggregate principal amount of  notes consisting of:

•$            aggregate principal amount of floating rate notes due 2020
(the “2020 floating rate notes”);

•$            aggregate principal amount of floating rate notes due 2021
(the “2021 floating rate notes” and, together with the 2020 floating rate notes, the “floating rate notes”);

•$             aggregate principal amount of             % notes due 2021
(the “2021 notes”);

•$             aggregate principal amount of             % notes due 2023
(the “2023 notes”);

•$             aggregate principal amount of             % notes due 2025
(the “2025 notes”);

•$             aggregate principal amount of             % notes due 2028
(the “2028 notes”); and

•$             aggregate principal amount of             % notes due 2048
(the “2048 notes,” and, together with the 2021 notes, the 2023 notes, the 2025 notes and the 2028 notes, the “fixed rate notes”).

The floating rate notes and the fixed rate notes are collectively referred to herein as the “notes.”

Maturity Dates

Unless earlier redeemed or repurchased by us:

• The 2020 floating rate notes will mature on           , 2020;

•The 2021 floating rate notes will mature on           , 2021;

• The 2021 notes will mature on           , 2021;

•The 2023 notes will mature on           , 2023;

•The 2025 notes will mature on           , 2025;

•The 2028 notes will mature on           , 2028; and

• The 2048 notes will mature on           , 2048.

Interest

•Three-month LIBOR plus         % per year on the principal amount of the 2020 floating rate notes;

• Three-month LIBOR plus          % per year on the principal amount of the 2021 floating rate notes;

•         % per year on the principal amount of the 2021 notes;

•          % per year on the principal amount of the 2023 notes;

•          % per year on the principal amount of the 2025 notes;

•          % per year on the principal amount of the 2028 notes; and

•          % per year on the principal amount of the 2048 notes.

Interest Payment Dates

Interest on each series of the floating rate notes is payable quarterly in arrears on                ,                 ,                 and                 of each year, commencing on                 , 2018.

Interest will accrue on the floating rate notes of each series from          , 2018.

Interest on each series of fixed rate notes is payable semi-annually in arrears on             and             of each year, commencing on                               , 2018.  Interest will accrue on the fixed rate notes of each series from           , 2018.

Special Mandatory Redemption

If we do not complete the Snyder’s-Lance acquisition on or before the special redemption deadline set forth on the cover page of this prospectus supplement, or, if the Merger Agreement is terminated prior to such date, then we will redeem all of the outstanding notes at a special redemption price of 101% of the aggregate principal amount thereof, plus accrued and unpaid interest from and including the date of initial issuance (or the most recent interest payment date on which interest was paid) to but excluding the special redemption date.  See “Description of the Notes—Special Mandatory Redemption of the Notes.”

Optional Redemption

At any time and from time to time prior to        , 20    (in the case of the 2021 notes),         , 20    (in the case of the 2023 notes),            , 20    (in the case of the 2025 notes),              , 20    (in the case of the 2028 notes) and            , 20     (in the case of the 2048 notes) we may redeem the applicable series of fixed rate notes, in whole or in part, at our option, at the applicable “make-whole” redemption price, plus accrued and unpaid interest on the principal amount of the applicable series of fixed rate notes being redeemed to, but not including, the redemption date of the applicable series of fixed rate notes being redeemed.

At any time and from time to time on or after           , 20     (in the case of the 2023 notes),                    , 20     (in the case of the 2025 notes),           , 20     (in the case of the 2028 notes), and            , 20    (in the case of the 2048 notes), we may redeem the applicable series of fixed rate notes, in whole or in part, at our option, at a redemption price equal to 100% of the principal amount of the applicable series of fixed rate notes to be redeemed, plus accrued and unpaid interest on the principal amount of the applicable series of fixed rate notes being redeemed to, but not including, the redemption date of the applicable series of fixed rate notes to be redeemed.

We do not have the right to redeem floating rate notes of either series before maturity at our option.

See “Description of the Notes—Optional Redemption of the Fixed Rate Notes.”

Offer to Purchase Upon a Change of Control Triggering Event

If we experience a “Change of Control Triggering Event,” as defined in “Description of the Notes—Offer to Purchase Upon a Change of Control Triggering Event,” we will be required, unless we have previously exercised our right to redeem the applicable series of notes, to offer to repurchase such notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to, but not including, the date of repurchase. See “Description of the Notes—Offer to Purchase Upon a Change of Control Triggering Event.”

Covenants

We will issue the notes under an indenture containing covenants for your benefit.  These covenants require us to satisfy certain conditions in order to incur certain debt secured by mortgages, pledges or liens, engage in sale/leaseback transactions or merge or consolidate with another entity.  For a more detailed discussion of these covenants, see “Description of Debt Securities” in the accompanying prospectus.

Use of Proceeds

We intend to use approximately $             of the net proceeds from the sale of the notes in this offering, together with borrowings under the New Credit Agreement, to fund the cash consideration and other amounts payable under the Merger Agreement, including the repayment of approximately $1.1 billion of outstanding indebtedness of Snyder’s-Lance in connection with the consummation of the acquisition, and to pay fees and expenses associated with the foregoing.  We intend to use any remaining net proceeds from this offering of the notes for general corporate purposes, which may include the repayment of commercial paper.

If we do not complete the Snyder’s-Lance acquisition on or before the special redemption deadline set forth on the cover page of this prospectus supplement, or, if the Merger Agreement is terminated prior to such date, then we must redeem the notes pursuant to the Special Redemption provisions described above.

See “Use of Proceeds.”

Trustee and Paying Agent	Wells Fargo Bank, National Association.

No Listing

We do not intend to list the notes on any securities exchange. Each series of the notes will be a new issue of securities for which there currently is no public market. See “Risk Factors—Risks Related to the Notes and the Offering—There is no established public trading market for the notes.”

Governing Law	New York.

Risk Factors	Any investment in the notes involves risks. See “Risk Factors” beginning on page S-13 of this prospectus supplement.

Summary Historical Consolidated and Unaudited Pro Forma Combined Financial Information of Campbell

In the tables below, we provide you with summary historical consolidated and unaudited pro forma combined financial information of Campbell.  The summary historical consolidated statement of earnings information for the fiscal years ended 2017, 2016 and 2015 and the summary historical consolidated balance sheet information as of July 30, 2017 and July 31, 2016 are derived from our historical consolidated financial statements incorporated by reference into this prospectus supplement.  The historical consolidated balance sheet information as of August 2, 2015 is derived from our historical consolidated financial information not incorporated by reference in this prospectus supplement. Historical results are not necessarily indicative of the results that may be expected in the future, and the results for the six months ended January 28, 2018 are not necessarily indicative of the results that may be expected for the full fiscal year or any other period.

The summary unaudited pro forma combined financial information is derived from the unaudited pro forma combined financial statements included in this prospectus supplement.  The summary unaudited pro forma combined statement of earnings information gives effect to the Transactions as if they occurred on August 1, 2016, the first day of our fiscal 2017.  The summary unaudited pro forma combined balance sheet information gives effect to the Transactions as if they occurred on January 28, 2018, the end of the second quarter of our fiscal 2018.  The summary unaudited pro forma combined financial information presented should be read together with the unaudited pro forma combined financial statements and the related notes thereto included in this prospectus supplement.

The summary unaudited pro forma combined financial information is provided for informational purposes only.  The summary unaudited pro forma combined statement of earnings information is not necessarily indicative of operating results that would have been achieved had the Transactions occurred on August 1, 2016 and does not intend to project our future financial results after the Transactions.  The summary unaudited pro forma combined balance sheet information does not purport to reflect what our financial condition would have been had the Transactions occurred on January 28, 2018 or for any future or historical period.  The summary unaudited pro forma combined statement of earnings and balance sheet information is based on certain assumptions, which management believes are reasonable and do not reflect the cost of any integration activities or the benefits from the Merger and synergies that may be derived from any integration activities.

You should read our summary historical consolidated and unaudited pro forma combined financial information together with the unaudited pro forma combined financial statements and the related notes thereto included in this prospectus supplement, and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our and Snyder’s-Lance’s historical consolidated and audited and unaudited financial statements and the related notes thereto, in each case, incorporated by reference into this prospectus supplement.  See “Where You Can Find More Information” in this prospectus supplement.

(in millions)	Six Months Ended January 28, 2018	Six Months Ended January 29, 2017	Fiscal Year Ended			Pro Forma Combined Six Months Ended January 28, 2018	Pro Forma Combined Fiscal Year Ended July 30, 2017
			2017	2016	2015
Consolidated Statement of Earnings:	(unaudited)					(unaudited)
Net sales	$4,341	$4,373	$7,890	$7,961	$8,082	$5,457	$10,101
Total costs and expenses	3,686	3,711	6,490	7,001	7,028	4,793	8,583
Earnings before interest and taxes	$655	$662	$1,400	$960	$1,054	$664	$1,518
Net earnings	$560	$393	$887	$563	$666	$637	$815
Less: Net earnings (loss) attributable to noncontrolling interests	—	—	—	—	—	—	1
Net earnings attributable to Campbell Soup Company	$560	$393	$887	$563	$666	$637	$814

(in millions)	As of January 28, 2018	As of January 29, 2017	Fiscal Year Ended			Pro Forma Combined January 28, 2018
			2017	2016	2015
Consolidated Balance Sheet:	(unaudited)					(unaudited)

Cash and cash equivalents	$196	$309	$319	$296	$253	$322
Plant assets, net of depreciation	$2,518	$2,375	$2,454	$2,407	$2,347	$3,203
Goodwill	$2,259	$2,064	$2,115	$2,263	$2,344	$5,171
Total assets	$8,336	$7,570	$7,726	$7,837	$8,077	$15,553
Short-term borrowings	$1,659	$1,185	$1,037	$1,219	$1,543	$1,660
Long-term debt	$2,247	$2,293	$2,499	$2,314	$2,539	$8,406
Total liabilities	$6,387	$6,091	$6,081	$6,304	$6,700	$13,596
Total Campbell Soup Company shareholders’ equity	$1,942	$1,470	$1,637	$1,525	$1,381	$1,918
Total liabilities and equity	$8,336	$7,570	$7,726	$7,837	$8,077	$15,553

Summary Historical Consolidated Financial Information of Snyder’s-Lance

In the tables below, we provide you with summary historical consolidated financial information of Snyder’s-Lance. Snyder’s-Lance’s summary historical consolidated income statement data for the fiscal years ended December 30, 2017, December 31, 2016 and January 2, 2016 and summary historical consolidated balance sheet data as of December 30, 2017 and December 31, 2016 are derived from the historical consolidated financial statements of Snyder’s-Lance incorporated by reference into this prospectus supplement.  Snyder’s-Lance’s historical consolidated balance sheet data as of January 2, 2016 is derived from historical consolidated financial information of Snyder’s-Lance not incorporated by reference in this prospectus supplement.  You should read the summary historical consolidated financial information of Snyder’s-Lance together with Snyder’s-Lance’s historical consolidated financial statements and the related notes thereto incorporated by reference into this prospectus supplement.  See “Where You Can Find More Information” in this prospectus supplement. Historical results are not necessarily indicative of the results that may be expected in the future.

	Fiscal Year Ended
(in millions)	December 30, 2017	December 31, 2016	January 2, 2016
Income Statement Data:
Net revenue	$2,227	$2,109	$1,656
Income before interest and income taxes	$40	$105	$90
Income from continuing operations	$147	$42	$51
Net income attributable to Snyder’s-Lance	$148	$15	$51

	As of
(in millions)	December 30, 2017	December 31, 2016	January 2, 2016
Balance Sheet Data:
Cash and cash equivalents	$19	$35	$39
Fixed assets, net	$492	$502	$401
Goodwill	$1,282	$1,318	$539
Total assets	$3,618	$3,834	$1,811
Current portion of long-term debt	$49	$49	$9
Long-term debt, net	$1,026	$1,246	$372
Total liabilities	$1,596	$1,958	$703
Total stockholders’ equity	$2,022	$1,876	$1,108

Unaudited Non-GAAP Pro Forma Combined Financial Information of Campbell

We use (and incorporate by reference) certain non-GAAP financial measures as defined by the SEC in this prospectus supplement and the accompanying prospectus. These non-GAAP financial measures are measures of performance not defined by accounting principles generally accepted in the United States and should be considered in addition to, not in lieu of, measures reported in accordance with generally accepted accounting principles in the U.S. (“GAAP”). We believe that also presenting certain non-GAAP financial measures provides additional information to facilitate comparison of our historical operating results and trends in our underlying operating results, and provides transparency on how we evaluate our business. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating our performance.

Items Impacting Earnings

We believe that financial information excluding certain items that are not considered to be part of the ongoing operating results, such as those listed below, improves the comparability of year-to-year results. Consequently, we believe that investors may be able to better understand our results excluding these items.

Set forth below is a reconciliation of our and Snyder’s-Lance’s unaudited pro forma combined financial information, presented in accordance with GAAP and Article 11 of Regulation S-X, to adjusted pro forma combined financial information excluding certain items, for the six months ended January 28, 2018 and the year ended July 30, 2017.

This information should be read in conjunction with the unaudited pro forma combined financial information together with the unaudited pro forma combined financial statements and the related notes thereto included elsewhere in this prospectus supplement under the caption “Unaudited Pro Forma Combined Financial Information”. The unaudited pro forma combined statements of earnings give effect to the Transactions as if the Transactions occurred on August 1, 2016 for statement of earnings purposes.

	Six Months Ended January 28, 2018
(millions)	Pro forma combined financial information	Adjustments(a)	Adjusted pro forma combined financial information
Net sales	$5,457	$—	$5,457
Cost of products sold	3,628	(13)	3,615
Gross margin	$1,829	$13	$1,842

Earnings before interest and taxes	$664	$261	$925
Interest, net	176	—	176
Earnings before taxes	488	261	749
Taxes	(149)	330	181
Net earnings	637	(69)	568
Less: Net earnings (loss) attributable to noncontrolling interests	—	—	—
Net earnings attributable to Campbell Soup Company	$637	$(69)	$568

(a) Adjustments:	Six Months Ended January 28, 2018
(millions)	Mark-to market (1)	Restructuring charges, implementation costs and transformation initiative (2)	Tax reform (3)	Impairment charges (4)	Transaction and integration related expenses (5)	Emerald move (6)	Other (7)	Adjustments
Net sales	$—	$—	$—	$—	$—	$—	$—	$—
Cost of products sold	—	(11)	—	—	—	(2)	—	(13)
Gross margin	$—	$11	$—	$—	$—	$2	$—	$13

Earnings before interest and taxes	$(14)	$92	$—	$180	$1	$2	$—	$261
Interest, net	—	—	—	—	—	—	—	—
Earnings before taxes	(14)	92	—	180	1	2	—	261
Taxes	(4)	26	286	21	1	1	(1)	330
Net earnings	(10)	66	(286)	159	—	1	1	(69)
Less: Net earnings (loss) attributable to noncontrolling interests	—	—	—	—	—	—	—	—
Net earnings attributable to Campbell Soup Company	$(10)	$66	$(286)	$159	$—	$1	$1	$(69)

	Year Ended July 30, 2017
(millions)	Pro forma combined financial information	Adjustments (a)	Adjusted pro forma combined financial information
Net sales	$10,101	$—	$10,101
Cost of products sold	6,607	(14)	6,593
Gross margin	$3,494	$14	$3,508

Earnings before interest and taxes	$1,518	$138	$1,656
Interest, net	334	6	340
Earnings before taxes	1,184	132	1,316
Taxes	369	51	420
Net earnings	815	81	896
Less: Net earnings (loss) attributable to noncontrolling interests	1	—	1
Net earnings attributable to Campbell Soup Company	$814	$81	$895

(a) Adjustments	Year Ended July 30, 2017
(millions)	Mark-to- market (1)	Restructuring charges, implementation costs and transformation initiative (2)	Impairment charges (4)	Transaction and integration related expenses (5)	Emerald move (6)	Other (7)	Sale of notes (8)	Adjustments
Net sales	$—	$—	$—	$—	$—	$—	$—	$—
Cost of products sold	—	(7)	—	(2)	(5)	—	—	(14)
Gross margin	$—	$7	$—	$2	$5	$—	$—	$14

Earnings before interest and taxes	$(178)	$83	$212	$12	$10	$(1)	$—	$138
Interest, net	—	—	—	—	—	—	6	6
Earnings before taxes	(178)	83	212	12	10	(1)	(6)	132
Taxes	(62)	27	32	2	3	(1)	50	51
Net earnings	(116)	56	180	10	7	—	(56)	81
Less: Net earnings (loss) attributable to noncontrolling interests	—	—	—	—	—	—	—	—
Net earnings attributable to Campbell Soup Company	$(116)	$56	$180	$10	$7	$—	$(56)	$81

The following items impacted earnings:

(1)Reflects gains associated with mark-to-market adjustments on our defined benefit pension and postretirement plans.

(2)Reflects the following:

a.Costs associated with our initiatives to reduce costs and to streamline the organizational structure.

b.Costs associated with Snyder’s-Lance’s transformation initiative.

(3)Reflects an adjustment to exclude the one-time net income tax benefit recorded due to the enactment of the Tax Cuts and Jobs Act, which was signed into law in December 2017.

(4)Reflects the following:

a.Our non-cash impairment charges related to the intangible assets of the Bolthouse Farms carrot and carrot ingredients reporting unit and the Garden Fresh Gourmet reporting unit.

b.Snyder’s-Lance’s non-cash impairment charges related to its European reporting unit goodwill, the KETTLE Chips trademark in the United Kingdom and the Pop Secret trademark.

(5)Reflects the transaction and integration costs associated with the acquisitions by Snyder’s-Lance of Diamond Foods, Inc. and Metcalfe’s Skinny Limited. The expenses mainly consist of professional fees, severance and retention costs.

(6)Reflects Snyder’s-Lance costs associated with the relocation of Emerald production from Stockton, CA to Charlotte, NC.

(7)Reflects primarily Snyder’s-Lance proceeds from class action insurance settlement, tax restructuring expense and reductions of accruals associated with certain litigation.

(8)Reflects an adjustment to exclude the income tax benefit primarily related to the sale of intercompany notes receivable to a financial institution, which resulted in the recognition of foreign exchange losses on the notes for tax purposes and the reduction of interest expense related to premiums and fees received on the sale of the notes.

RISK FACTORS

An investment in the notes involves various risks. In making an investment decision, you should carefully consider the risks and uncertainties described under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended July 30, 2017 and our Quarterly Report on Form 10-Q for the period ended January 28, 2018 and subsequent SEC filings as well as the risk factors below.  In addition, the following risks and uncertainties could materially adversely affect our business, financial condition and results of operations.  Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations and financial condition.

Risks Relating to the Merger

The Snyder’s-Lance acquisition is subject to certain closing conditions that, if not satisfied or waived, could delay closing or prevent it from occurring at all.

The Snyder’s-Lance acquisition is subject to closing conditions, including approval of the transaction by the affirmative vote of the holders of at least 75% of the outstanding shares of the common stock of Snyder’s-Lance.  If any condition to the acquisition is not satisfied or waived, the completion of the acquisition could be significantly delayed, or may not occur at all.  We and Snyder’s-Lance may also terminate the Merger Agreement under certain circumstances, and we may be required to pay a termination fee of $198.6 million. For additional information, see our Form 8-K filed with the SEC on December 18, 2017. There are also several pending lawsuits seeking, among other things, to enjoin the acquisition. See Note 16 to the Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the period ended January 28, 2018 for additional information on these lawsuits. If we do not complete the acquisition, or if the closing is significantly delayed, our business or financial results may be adversely affected.

The anticipated benefits of acquiring Snyder’s-Lance may not be fully realized.

We expect that the acquisition of Snyder’s-Lance will result in various benefits including, among other things, cost savings, cost synergies, a strengthened market position and revenue opportunities.  Achieving these anticipated benefits is subject to uncertainties, including whether we integrate in an efficient and effective manner, and general competitive factors in the marketplace.  Integrating Snyder’s-Lance will be a complex, time-consuming and expensive process.  We may experience unanticipated difficulties or expenses related to the integration, including:

•diversion of management’s attention from ongoing business concerns;

•managing a larger combined business;

•finalizing the integration of Snyder’s-Lance’s past acquisitions to the extent not yet completed;

•perceived adverse changes in product offerings to consumers, whether or not these changes actually occur;

•assumption of unknown risks and liabilities;

•the retention of key suppliers and customers of Snyder’s-Lance;

•attracting new business and operational relationships;

•retaining and integrating key employees and maintaining employee morale; and

•unforeseen expenses or delays.

After the acquisition, we may seek to combine certain operations, functions, systems and processes, which we may be unsuccessful or delayed in implementing.  While we have assumed that a certain level of expense would be incurred in connection with the Snyder’s-Lance acquisition, transaction costs, acquisition-related costs, costs for synergies and integration costs may be more than anticipated. In addition, there are many factors beyond our control and the control of Snyder’s-Lance that could affect the total amount or the timing of these expenses. Although we expect that the elimination of duplicative costs and realization of other efficiencies related to the integration of the businesses will offset incremental costs over time, any net benefit may not be achieved in the near term or at all.  The failure to effectively address any of these risks, or any other risks related to the integration of the Snyder’s-Lance acquisition, may adversely affect our business or financial results.

We will incur substantial indebtedness to finance the acquisition of Snyder’s-Lance.

In connection with the closing of the acquisition of Snyder’s-Lance and the payoff of Snyder’s-Lance indebtedness, we expect to incur approximately $6.2 billion of indebtedness through a combination of senior unsecured notes and senior unsecured term loans. This substantial level of indebtedness may have important consequences to our business, including, but not limited to:

•increasing our debt service obligations, making it more difficult for us to satisfy our obligations;

•increasing our exposure to fluctuations in interest rates;

•subjecting us to financial and other covenants, the non-compliance with which could result in an event of default;

•increasing our vulnerability to, and reducing our flexibility to respond to, general adverse economic and industry conditions;

•limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate, including undertaking significant capital projects;

•placing us at a competitive disadvantage as compared to our competitors, to the extent that they are not as highly leveraged; and

•restricting us from pursuing certain business opportunities, including other acquisitions.

In addition, we regularly access the commercial paper markets for working capital needs and other general corporate purposes. We expect our credit ratings to be downgraded following our acquisition of Snyder’s-Lance. A downgrade in our credit ratings may increase our borrowing costs and adversely affect our ability to issue commercial paper. If our credit ratings are further downgraded or put on watch for a potential downgrade beyond what we expect in connection with the acquisition, we may not be able to sell additional debt securities or borrow money in the amounts and on the terms that might be available if our credit ratings were maintained. Disruptions in the commercial paper market or other effects of volatile economic conditions on the credit markets may also reduce the amount of commercial paper that we can issue and raise our borrowing costs for both short- and long-term debt offerings. There can be no assurance that we will have access to the capital markets on terms we find acceptable. Limitations on our ability to access the capital markets, a reduction in our liquidity or an increase in our borrowing costs may adversely affect our business or financial results.

Both Snyder’s-Lance’s and our financial information is inherently subject to uncertainties, our unaudited pro forma combined financial data included and incorporated by reference into this prospectus supplement is preliminary. Our actual financial position and operations after the Merger may differ materially from these estimates and the unaudited pro forma combined financial data included and incorporated by reference in this prospectus supplement.

Our unaudited pro forma combined financial statements included and incorporated by reference in this prospectus supplement are presented for illustrative purposes only, contain a variety of adjustments, assumptions and preliminary estimates and are not necessarily indicative of what our actual financial position or results of operations would have been had the Merger been completed on the dates indicated.  Our actual results and financial position after the Merger may differ materially and adversely from the unaudited pro forma combined financial data included and incorporated by reference in this prospectus supplement.

The unaudited pro forma financial information has been derived from the audited and unaudited historical financial statements of us and Snyder’s-Lance, and reflects assumptions and adjustments that are based upon preliminary estimates and our successful completion of the Merger and this notes offering.  The assets and liabilities of Snyder’s-Lance have been measured at fair value based on various preliminary estimates using assumptions that our management believes are reasonable utilizing information currently available.  The process for estimating the fair value of acquired assets and assumed liabilities requires the use of judgment in determining the appropriate assumptions and estimates.  These estimates may be revised as additional information becomes available and as additional analyses are performed.  Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected herein.  In addition, the assumptions used in preparing the unaudited pro forma financial information, including assumptions as to the successful completion of the Merger and this notes offering may not prove to be accurate, and other factors may adversely affect our financial condition or results of operations following the closing of the Snyder’s-Lance acquisition and negatively impact the price of our securities, including the notes.

We may amend the Merger Agreement in a manner that may be adverse to holders of the notes.

The senior indenture governing the notes does not restrict Snyder’s-Lance and us from amending the Merger Agreement, and any such amendment could be materially adverse to the interests of holders of the notes. Amendments will not be subject to approval of the holders of the notes and will not require us to redeem your notes.

Risks Relating to the Notes and the Offering

The notes will be effectively subordinated to any secured debt we may incur and to the debt of our subsidiaries, which may limit your recovery.

The notes are our unsecured obligations, and will rank equally in right of payment with all of our other existing and future unsecured, senior obligations and are structurally subordinated to the existing and future indebtedness and other liabilities of our subsidiaries.  The notes are not secured by any of our assets, and will not be secured by the assets of Snyder’s-Lance.  Any future claims of secured lenders with respect to assets securing their loans will be prior to any claim of the holders of the notes with respect to those assets.  At January 28, 2018, we did not have any secured debt outstanding.

Our subsidiaries are separate and distinct legal entities.  Our subsidiaries do not guarantee the notes and will have no obligation to pay any amounts due pursuant to the notes or otherwise to make any funds available to us to repay our obligations, whether by dividends, loans or other payments.  The notes are structurally subordinated to indebtedness and other liabilities of our subsidiaries.  Our rights to receive the assets of any subsidiary upon its liquidation or reorganization, and the ability of holders of the notes to benefit indirectly therefrom, will be effectively subordinated to the claims of creditors of that subsidiary, including trade creditors.  Our pro forma indebtedness as of January 28, 2018, after giving effect to the Transactions, would be approximately $10.1 billion, approximately $501 million of which would be subsidiary indebtedness that is structurally senior to the notes.

There is no established public trading market for the notes.

Each series of notes will constitute a new issue of securities with no established trading market.  If a trading market does not develop or is not maintained, holders of a series of notes may find it difficult or impossible to resell their notes.  If a trading market were to develop, the notes of a series may trade at prices that are higher or lower than their initial offering price, depending on many factors, including prevailing interest rates, our operating results and financial condition and the market for similar securities.  The underwriters are not obligated to make a market in any series of notes, and if they do so they may discontinue any market-making activity at any time without notice.  Accordingly, there can be no assurance regarding any future development of a trading market for any series of notes or the ability of holders of the notes to sell their notes at all or the price at which such holders may be able to sell their notes.

Changes in our credit ratings or the financial and credit markets could adversely affect the market price of the notes.

The market price of the notes will be based on a number of factors, including:

•our ratings with major credit rating agencies, including with respect to each series of notes;

•the prevailing interest rates being paid by companies similar to us;

•our operating results, financial condition, financial performance and future prospects; and

•the overall condition of the financial and credit markets.

Credit rating agencies continually review their ratings for the companies that they follow, including us, and revise those ratings as warranted.  The credit rating agencies also evaluate the food and beverage industry as a whole and may change their credit rating for us based on their overall view of our businesses and the industry. We expect our credit ratings to be downgraded following our acquisition of Snyder’s-Lance. A negative change in our credit ratings could have an adverse effect on the price of the notes. In addition, the condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future.  In the past, there have been significant disruptions in the global economy, including volatile credit and capital market conditions.  Fluctuations in these factors or a worsening of market conditions could have an adverse effect on the price of the notes. In particular, the U.S. Federal Reserve or other central banks may raise interest rates or expectations regarding an interest rate increase could change.  Increases in prevailing interest rates or interest rate expectations could significantly affect the price of the notes.

Despite our current debt levels and the indebtedness we expect to incur in connection with the Merger, we may still incur more debt.

The notes and the senior indenture under which the notes will be issued do not place any limitation on the amount of debt that may be incurred by us. Our incurrence of additional debt may have important consequences for you as a holder of the notes, including making it more difficult for us to satisfy our obligations with respect to the notes, a loss in the market value of your notes and a risk that the credit rating of the notes is lowered or withdrawn.

There are limited covenants in the senior indenture governing the notes.

The senior indenture governing the notes contains limited covenants, including those restricting our ability and certain of our subsidiaries’ ability to incur certain debt secured by mortgages, pledges or liens, engage in sale/leaseback transactions or merge or consolidate with another entity.  The limitations on incurring debt secured by mortgages, pledges or liens and sale/leaseback transactions contain certain exceptions.  The covenants in the senior indenture do not limit the amount of additional debt we may incur and do not require us to maintain any financial ratios or specific levels of net worth, revenue, income, cash flows or liquidity.  See “Description of Debt Securities” in the accompanying prospectus.  In light of these exceptions, holders of the notes may be effectively subordinated to any new debt we may incur.

Upon the occurrence of a Special Redemption, we must redeem all of the outstanding aggregate principal amount of the notes. If we are required to redeem such notes at such time, you may not obtain your expected return on the notes.

Upon the occurrence of a Special Redemption, we must redeem all of the outstanding notes in cash at a special redemption price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest from and including the date of initial issuance (or the most recent interest payment date on which interest was paid) to but excluding the special redemption date.  The Merger Agreement contains customary conditions for closing, many of which are beyond our control, and we may not be able to complete the Merger prior to the special redemption deadline set forth on the cover page of this prospectus supplement. If your notes are redeemed, you may not obtain your expected return on the notes and may not be able to reinvest the proceeds from a Special Redemption in an investment that results in a comparable return.

In addition, as a result of the Special Redemption provisions of the notes, the trading prices of the notes may not reflect the financial results of our business or macroeconomic factors.  As holders of the notes, you will have no rights under the Special Redemption provisions unless a Special Redemption occurs, nor will you have any rights to require us to repurchase your notes if, between the closing of this offering and the closing of the Merger, we experience any changes (including any material changes) in our business or financial condition, or if the terms of the Merger Agreement change, including in material respects.

We are not obligated to place the proceeds from the sale of the notes in escrow prior to the closing of the Snyder’s-Lance acquisition.

In the event that the Snyder’s-Lance acquisition has not closed on or prior to the special redemption deadline or if, prior to the special redemption deadline, the Merger Agreement is terminated, we will be required to redeem all of the outstanding notes, in whole but not in part, at a redemption price equal to special redemption price of 101% of the aggregate principal amount thereof, plus accrued and unpaid interest from and including the date of initial issuance (or the most recent interest payment date on which interest was paid) to but excluding the special redemption date. See “Description of the Notes—Special Mandatory Redemption of the Notes.” We are not obligated to place the proceeds from the sale of the notes in escrow prior to the closing of the Snyder’s-Lance acquisition or to provide a security interest in those proceeds, and there are no restrictions on our use of those proceeds during such time. Accordingly, we will need to fund any Special Redemption using cash on hand, proceeds of this offering that we have voluntarily retained or from other sources of liquidity. We cannot assure you that we will have sufficient funds available when needed to make any required redemption of the notes offered hereby. Any failure to redeem any of these notes would constitute a default under the senior indenture governing the notes offered hereby.

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of a Change of Control Triggering Event (as defined in “Description of the Notes—Offer to Purchase Upon a Change of Control Triggering Event”), with respect to a series of notes, unless we have previously exercised our right to redeem the notes of such series, each holder of such notes will have the right to require us to repurchase all or any part of such holder’s notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to, but not including, the date of repurchase.  If we experience a Change of Control Triggering Event, there can be no assurance that we would have sufficient financial resources available to satisfy our obligations to repurchase the notes.  Our failure to repurchase the notes as required would result in a default under the senior indenture that will govern the notes, which could have material adverse consequences for us and the holders of the notes.  See “Description of the Notes— Offer to Purchase Upon a Change of Control Triggering Event” in this prospectus supplement.

The amount of interest payable on the floating rate notes is set only once per quarter based on the three-month LIBOR rate on the interest determination date, which rate may fluctuate substantially.

Historically, the level of the three-month LIBOR rate has experienced significant fluctuations. You should note that historical levels, fluctuations and trends of the three-month LIBOR rate are not necessarily indicative of future levels, fluctuations and/or trends. Any historical upward or downward trend in the three-month LIBOR rate is not an indication that the three-month LIBOR rate is more or less likely to increase or decrease at any time during a floating rate interest period, and you should not take the historical levels of the three-month LIBOR rate as an indication of its future performance. You should further note that although the actual three-month LIBOR rate on an interest payment date or at other times during an interest period may be higher than the three-month LIBOR rate on the applicable interest determination date, you will not benefit from the three-month LIBOR rate at any time other than on the interest determination date for such interest period. As a result, changes in the three-month LIBOR rate may not result in a comparable change in the market value of the floating rate notes.

Increased regulatory oversight, changes in the method pursuant to which the LIBOR rates are determined and potential phasing out of LIBOR after 2021 may adversely affect the value of the floating rate notes.

In September 2012, the U.K. government published the results of its review of LIBOR (commonly referred to as the “Wheatley Review”). The Wheatley Review made a number of recommendations for changes with respect to LIBOR including the introduction of statutory regulation of LIBOR, the transfer of responsibility for LIBOR from the British Bankers’ Association (the “BBA”) to an independent administrator, changes to the method of compilation of lending rates and new regulatory oversight and enforcement mechanisms for rate setting. Based on the Wheatley Review, final rules for the regulation and supervision of LIBOR by the Financial Conduct Authority (the “FCA”) were published and came into effect on April 2, 2013 (the “FCA Rules”). In particular, the FCA Rules include requirements that (1) an independent LIBOR administrator monitor and survey LIBOR submissions to identify breaches of practice standards and/or potentially manipulative behavior, and (2) firms submitting data to LIBOR establish and maintain a clear conflicts of interest policy and appropriate systems and controls. In addition, in response to the Wheatley Review recommendations, ICE Benchmark Administration Limited (the “ICE Administration”) has been appointed as the independent LIBOR administrator, effective February 1, 2014. On July 27, 2017, the FCA announced that it will no longer persuade or compel banks to submit rates for the calculation of the LIBOR rates after the end of 2021 (the “FCA Announcement”).

It is not possible to predict the effect of the FCA Rules, the FCA Announcement, any changes in the methods pursuant to which the LIBOR rates are determined and any other reforms to LIBOR that will be enacted in the U.K. and elsewhere, which may adversely affect the trading market for LIBOR based securities or result in the phasing out of LIBOR as a reference rate for securities. In addition, any changes announced by the FCA, including the FCA Announcement, the ICE Administration or any other successor governance or oversight body, or future changes adopted by such body, in the method pursuant to which the LIBOR rates are determined may result in a sudden or prolonged increase or decrease in the reported LIBOR rates. If that were to occur and to the extent that the value of your securities is affected by reported LIBOR rates, the level of interest payments and the value of the securities may be affected. Further, uncertainty as to the extent and manner in which the Wheatley Review recommendations will continue to be adopted and the timing of such changes may adversely affect the current trading market for LIBOR based securities and the value of the floating rate notes.

Selected Snyder’s-Lance Risk Factors

The selected Snyder’s-Lance risk factors are from Snyder’s-Lance’s Annual Report on Form 10-K for the fiscal year ended December 30, 2017, which is not incorporated by reference in this prospectus.

Risks Related to Snyder’s-Lance’s Business

Snyder’s-Lance’s performance may be impacted by general economic conditions or an economic downturn.

An overall decline in economic activity could adversely impact Snyder’s-Lance’s business and financial results. Economic uncertainty may reduce consumer spending as consumers make decisions on what to include in their food budgets. This could also result in a shift in consumer preference toward private label products. Shifts in consumer spending could result in increased pressure from competitors or customers that may require Snyder’s-Lance to increase promotional spending or reduce the prices of some of their products and/ or limit Snyder’s-Lance’s ability to increase or maintain prices, which could lower their revenue and profitability.

Instability in financial markets may impact Snyder’s-Lance’s ability, or increase the cost, to enter into new credit agreements in the future. Additionally, it may weaken the ability of their customers, suppliers, independent business owners (“IBOs”), third-party distributors, banks, insurance companies and other business partners to perform their obligations in the normal course of business, which could expose Snyder’s-Lance to losses or disrupt the supply of inputs they rely upon to conduct their business. If one or more of Snyder’s-Lance’s key business partners fail to perform as expected or contracted for any reason, Snyder’s-Lance’s business could be negatively impacted.

Volatility in the price or availability of the inputs Snyder’s-Lance depends on, including raw materials, packaging, energy and labor could adversely impact Snyder’s-Lance’s financial results.

Snyder’s-Lance’s financial results could be adversely impacted by changes in the cost or availability of raw materials and packaging. While Snyder’s-Lance often obtains substantial commitments for future delivery of certain raw materials, continued long-term increases in the costs of raw materials and packaging, including but not limited to cost increases due to the tightening of supply, could adversely affect their financial results.

Snyder’s-Lance’s transportation and logistics system is dependent upon gasoline and diesel fuel, and Snyder’s-Lance’s manufacturing operations depend on natural gas. While Snyder’s-Lance may enter into forward purchase contracts to reduce the volatility associated with some of these costs, continued long-term changes in the cost or availability of these energy sources could adversely impact Snyder’s-Lance’s financial results.

Snyder’s-Lance’s continued growth requires them to hire, retain and develop a highly skilled workforce and talented management team. Snyder’s-Lance’s financial results could be adversely affected by increased costs due to increased competition for employees, higher employee turnover or increased employee benefit costs.

Snyder’s-Lance operates in the highly competitive food industry.

Price competition and industry consolidation could adversely impact Snyder’s-Lance’s financial results.  The sales of most of Snyder’s-Lance’s products are subject to significant competition primarily through promotional discounting and other price cutting techniques by competitors, some of whom are significantly larger with greater resources.  In addition, there is continuing consolidation in the snack food industry and in retail outlets for snack foods, either of which could increase competition. Significant competition increases the possibility that Snyder’s-Lance could lose one or more major customers, lose existing product authorizations at customer locations, lose market share and/or shelf space, increase expenditures or reduce selling prices, which could have an adverse impact on Snyder’s-Lance’s business or financial results.

Price increases for Snyder’s-Lance’s products that Snyder’s-Lance initiates may negatively impact Snyder’s-Lance’s financial results if not properly implemented or accepted by their customers.  Future price increases, such as those made in order to offset increased input costs, may reduce Snyder’s-Lance’s overall sales volume, which could reduce Snyder’s-Lance’s revenue and operating profit. Snyder’s-Lance may be unable to implement price increases driven by higher input costs on a timely basis or at all, either of which may reduce Snyder’s-Lance’s operating profit.  Additionally, if market prices for certain inputs decline significantly below the prices Snyder’s-Lance is required by contract to pay, customer pressure to reduce the prices for Snyder’s-Lance’s products could lower Snyder’s-Lance’s revenue and operating profit.

Changes in Snyder’s-Lance’s top retail customer relationships could impact Snyder’s-Lance’s revenue and profitability.

Snyder’s-Lance is exposed to risks resulting from several large retail customers that account for a significant portion of their revenue.  Snyder’s-Lance’s top ten retail customers accounted for approximately 55% of Snyder’s-Lance’s net revenue during 2017, excluding sales of their products made by third-party distributors who are outside of their direct-store-delivery distribution network (“DSD network”), with their largest retail customer, Wal-Mart, representing approximately 13% of their 2017, 2016 and 2015 net revenue.  The loss of one or more of Snyder’s-Lance’s large retail customers could adversely affect Snyder’s-Lance’s financial results.  These customers typically make purchase decisions based on a combination of price, service, product quality, product offerings, consumer demand, as well as distribution capabilities and generally do not enter into long-term contracts.  In addition, these significant retail customers may change their business practices related to inventories, product displays, logistics or other aspects of the customer-supplier relationship.  Snyder’s-Lance’s results of operations could be adversely affected if revenue from one or more of these customers is significantly reduced or if the cost of complying with customers’ demands is significant.  If receivables from one or more of these customers become uncollectible, Snyder’s-Lance’s financial results may be adversely impacted.

Snyder’s-Lance may be unable to maintain Snyder’s-Lance’s profitability in the face of a consolidating retail environment.

As the retail grocery industry continues to consolidate and Snyder’s-Lance’s retail customers grow larger and become more sophisticated, their retail customers may demand lower pricing and increased promotional programs.  Further, these customers are reducing their inventories and increasing their emphasis on products that hold either the number one or number two market position and private label products.  If Snyder’s-Lance fails to use their sales and marketing expertise to maintain their category leadership positions to respond to these trends, or if Snyder’s-Lance lowers their prices or increases promotional support of Snyder’s-Lance’s products and are unable to increase the volume of their products sold, Snyder’s-Lance’s profitability and financial condition may be adversely affected.

Demand for Snyder’s-Lance’s products may be adversely affected by changes in consumer preferences and tastes or if Snyder’s-Lance is unable to innovate or market their products effectively.

Snyder’s-Lance is a consumer products company operating in highly competitive markets and relies on continued demand for their products.  To generate revenue and profits, Snyder’s-Lance must sell products that appeal to their customers and consumers.  Any significant changes in consumer preferences or any inability on Snyder’s-Lance’s part to anticipate or react to such changes could result in reduced demand for their products and erosion of their competitive and financial position.  Snyder’s-Lance’s success depends on their ability to respond to consumer trends, including concerns of consumers regarding health and wellness, obesity, product attributes and ingredients.

In addition, changes in product category consumption or consumer demographics could result in reduced demand for Snyder’s-Lance’s products.  Consumer preferences may shift due to a variety of factors, including the aging of the general population, changes in social trends, or changes in travel, vacation or leisure activity patterns.  Any of these changes may reduce consumers’ willingness to purchase Snyder’s-Lance’s products and negatively impact their financial results.

Snyder’s-Lance’s continued success also is dependent on product innovation, including maintaining a robust pipeline of new products, and the effectiveness of advertising and promotional campaigns, marketing programs and product packaging.  Although Snyder’s-Lance devotes significant resources to meet this goal, there can be no assurance as to the continued ability to develop and launch successful new products or variants of existing products, or to effectively execute advertising and promotional campaigns and marketing programs.

The decision by British voters to exit the European Union may further negatively impact Snyder’s-Lance’s operations.

The June 2016 referendum by British voters to exit the European Union (“Brexit”) caused uncertainty in global markets and resulted in a sharp decline in the value of the British pound, as compared to the U.S. dollar and other currencies.  As the U.K. negotiates its exit from the European Union, volatility in exchange rates and in U.K. interest rates may continue.  In the near term, a weaker British pound compared to the U.S. dollar during a reporting period causes local currency results of Snyder’s-Lance’s U.K. operations to be translated into fewer U.S. dollars; a weaker British pound compared to other currencies increases the cost of goods imported into Snyder’s-Lance’s U.K. operations and may decrease the profitability of Snyder’s-Lance’s U.K. operations; and a higher U.K. interest rate may have a dampening effect on the U.K. economy.  In the longer term, any impact from Brexit on Snyder’s-Lance’s U.K. operations will depend, in part, on the outcome of tariff, trade, regulatory and other negotiations. However, as a result of weakening demand, whether a function of Brexit or consumer preference, Snyder’s-Lance recognized impairment charges of $46.3 million and $11.8 million Snyder’s-Lance’s European goodwill and KETTLE Chips U.K. trademark, respectively during 2017. Further erosion of such operations, whether by consumer demand or the impact of Brexit could result in additional impairments related to Snyder’s-Lance’s U.K. operations.

Concerns with the safety and quality of certain food products or ingredients could cause consumers to avoid Snyder’s-Lance’s products.

Snyder’s-Lance could be adversely affected if consumers in their principal markets lose confidence in the safety and quality of certain products or ingredients.  Negative publicity about these concerns, whether or not valid, may discourage consumers from buying their products or cause disruptions in production or distribution of their products and negatively impact their business and financial results.

If Snyder’s-Lance’s products become adulterated, misbranded or mislabeled, Snyder’s-Lance might need to recall those items and they may experience product liability claims if consumers are injured or become sick.

Snyder’s-Lance may need to recall some of their products if they become adulterated or if they are mislabeled, and may also be liable if the consumption of any of Snyder’s-Lance’s products causes injury to consumers.  A widespread recall could result in significant losses due to the costs of a recall, the destruction of product inventory, and lost sales due to the unavailability of the affected product for a period of time.  A significant product recall or product liability claim could also result in adverse publicity, damage to Snyder’s-Lance’s reputation, and a loss of consumer confidence in the safety and/or quality of their products, ingredients or packaging.  Such a loss of confidence could occur even in the absence of a recall or a major product liability claim.  Snyder’s-Lance also may become involved in lawsuits and legal proceedings if it is alleged that the consumption of any of Snyder’s-Lance’s products causes injury or illness.  A product recall or an adverse result in any such litigation could have an adverse effect on Snyder’s-Lance’s operating and financial results.  Snyder’s-Lance may also lose customer confidence for their entire Branded portfolio as a result of any such recall or proceeding.

Disruption of Snyder’s-Lance’s supply chain could have an adverse impact on Snyder’s-Lance’s business and financial results.

Snyder’s-Lance’s ability to manufacture and sell their products may be impaired by damage or disruption to Snyder’s-Lance’s manufacturing or distribution capabilities, or to the capabilities of their suppliers or contract manufacturers, due to factors that are hard to predict or beyond their control, such as adverse weather conditions, natural disasters, fire, pandemics or other events.  Failure to take adequate steps to mitigate the likelihood or potential impact of such events, or to effectively manage such events if they occur, may adversely affect Snyder’s-Lance’s business or financial results, particularly in circumstances where a product or ingredient is sourced from a single supplier or location. In addition in light of recent transportation industry legislation, the number of freight carriers could decrease and create carrier shortages and higher freight costs.

Snyder’s-Lance may be adversely impacted by inadequacies in, or security breaches of, Snyder’s-Lance’s information technology systems.

Snyder’s-Lance increasingly rely on information technology systems to conduct their business.  These systems can enhance efficiency and business processes but also present risks of unauthorized access to Snyder’s-Lance’s networks or data centers.  If unauthorized parties gain access to Snyder’s-Lance’s systems, they could obtain and exploit confidential business, customer, or employee information and harm Snyder’s-Lance’s competitive position.  In addition, these information systems may experience damage, failures, interruptions, errors, inefficiencies, attacks or suffer from fires or natural disasters, any of which could have an adverse effect on Snyder’s-Lance’s business and financial results if not adequately mitigated by their security measures and disaster recovery plans.

Furthermore, with multiple information technology systems as a result of acquisitions, Snyder’s-Lance may encounter difficulties assimilating or integrating data.  In addition, Snyder’s-Lance is currently in the process of consolidating systems which could provide additional security or business disruption risks which could have an adverse impact on Snyder’s-Lance’s business and financial results.

Improper use or misuse of social media may have an adverse effect on Snyder’s-Lance’s business and financial results.

Consumers are moving away from traditional means of electronic mail towards new forms of electronic communication, including social media.  Snyder’s-Lance supports new ways of sharing data and communicating with customers using methods such as social networking.  However, misuse of social networking by individuals, customers, competitors, or employees may result in unfavorable media attention which could negatively affect Snyder’s-Lance’s business.  Further, Snyder’s-Lance’s competitors are increasingly using social media networks to market and advertise products.  If Snyder’s-Lance’s is unable to compete in this environment it could adversely affect their financial results.

Snyder’s-Lance’s DSD network relies on a significant number of IBOs, and such reliance could affect Snyder’s-Lance’s ability to efficiently and profitably distribute and market products, maintain existing markets and expand business into other geographic markets.

Snyder’s-Lance’s DSD network relies on over 2,800 IBOs for the sale and distribution of Branded and Partner brand products.  IBOs must make a commitment of capital and/or obtain financing to purchase a route business and other equipment to conduct their business.  Certain financing arrangements, through third-party lending institutions, are made available to IBOs and requires Snyder’s-Lance to repurchase a route business if the IBO defaults on their loan and Snyder’s-Lance then is required to collect any shortfall from the IBO, to the extent possible.  The inability of IBOs, in the aggregate, to make timely payments could require write-offs of accounts receivable or increased provisions made against accounts receivable, either of which could adversely affect Snyder’s-Lance’s financial results.

The ability to maintain a DSD network depends on a number of factors, many of which are outside of Snyder’s-Lance’s control.  Some of these factors include:  (i) the level of demand for the brands and products which are available in a particular distribution area; (ii) the ability to price products at levels competitive with those offered by competing producers; and (iii) the ability to deliver products in the quantity and at the time ordered by IBOs and retail customers.  There can be no assurance that Snyder’s-Lance will be able to mitigate the risks related to all or any of these factors in any of their current or prospective geographic areas of distribution.  To the extent that any of these factors have an adverse effect on Snyder’s-Lance’s relationships with IBOs, thus limiting maintenance and expansion of the sales market, Snyder’s-Lance’s revenue and financial results may be adversely impacted.

Identifying new IBOs can be time-consuming and any resulting delay may be disruptive and costly to the business.  There also is no assurance that Snyder’s-Lance will be able to maintain current distribution relationships or establish and maintain successful relationships with IBOs in new geographic distribution areas.  There is the possibility that Snyder’s-Lance will have to incur significant expenses to attract and maintain IBOs in one or more geographic distribution areas.  The occurrence of any of these factors could result in increased expense or a significant decrease in sales volume through the DSD network and harm Snyder’s-Lance’s business and financial results.

A disruption in the operation of Snyder’s-Lance’s DSD network could negatively affect their results of operations, financial condition and cash flows.

Snyder’s-Lance believes that their DSD network is a significant competitive advantage.  A material negative change in Snyder’s-Lance’s relationship with the IBOs could materially and negatively affect their financial condition, results of operations, cash flows, and ability to operate and conduct their business.  In addition, litigation or one or more adverse rulings by courts or regulatory or governmental bodies regarding the DSD network, including actions or decisions that could affect the independent contractor classifications of the IBOs, or an adverse judgment against Snyder’s-Lance for actions taken by the IBOs could materially and negatively affect their financial condition, results of operations, cash flows, and ability to operate and conduct their business. For example, a number of putative class actions against Snyder’s-Lance and certain of its subsidiaries have been filed by plaintiffs comprising IBOs alleging, among other things, that they were misclassified as independent contractors and should be considered employees, and an adverse ruling in any such litigation could materially and negatively affect their financial condition, results of operations, cash flows, and ability to operate and conduct their business.

Continued success depends on the protection of Snyder’s-Lance’s trademarks and other proprietary intellectual property rights.

Snyder’s-Lance maintains numerous trademarks and other intellectual property rights, which are important to Snyder’s-Lance’s success and competitive position, and the loss of or Snyder’s-Lance’s inability to enforce trademark and other proprietary intellectual property rights could harm their business.  Snyder’s-Lance devotes substantial resources to the establishment and protection of their trademarks and other proprietary intellectual property rights on a worldwide basis.  Efforts to establish and protect trademarks and other proprietary intellectual property rights may not be adequate to prevent imitation of products by others or to prevent others from seeking to block sales of Snyder’s-Lance’s products.  In addition, the laws and enforcement mechanisms of some foreign countries may not allow for the protection of proprietary rights to the same extent as in the U.S. and other countries.

Impairment in the carrying value of goodwill or other intangible assets could have an adverse impact on Snyder’s-Lance’s financial results.

The net carrying value of goodwill represents the fair value of acquired businesses in excess of identifiable assets and liabilities, and the net carrying value of other intangibles represents the fair value of trademarks, customer relationships, route intangibles and other acquired intangibles.  Pursuant to GAAP, Snyder’s-Lance is required to perform impairment tests on Snyder’s-Lance’s goodwill and indefinite-lived intangible assets annually, or at any time when events occur, which could impact the value of Snyder’s-Lance’s reporting unit or their indefinite-lived intangibles.  These values depend on a variety of factors, including the success of Snyder’s-Lance’s business, market conditions, earnings growth and expected cash flows.  Impairments to goodwill and other intangible assets may be caused by factors outside Snyder’s-Lance’s control, such as increasing competitive pricing pressures, changes in discount rates based on changes in cost of capital or lower than expected sales and profit growth rates.  In addition, if Snyder’s-Lance sees the need to consolidate certain brands, Snyder’s-Lance could experience impairment of their trademark intangible assets.  During 2017, Snyder’s-Lance recognized impairment charges of $46.3 million and $58.4 million for goodwill and trademarks, respectively. Significant and unanticipated changes in Snyder’s-Lance’s business could require additional non-cash charges for impairment in a future period which may significantly affect Snyder’s-Lance’s financial results in the period of such charge.

New regulations or legislation could adversely affect Snyder’s-Lance’s business and financial results.

Food production and marketing are highly regulated by a variety of federal, state and other governmental agencies.  New or increased government regulation of the food industry, including but not limited to areas related to food safety, chemical composition, production processes, traceability, product quality, packaging, labeling, school lunch guidelines, promotions, marketing and advertising (particularly such communications that are directed toward children), product recalls, records, storage and distribution could adversely impact Snyder’s-Lance’s results of operations by increasing production costs or restricting Snyder’s-Lance’s methods of operation and distribution.  These regulations may address food industry or societal factors, such as obesity, nutritional and environmental concerns and diet trends.

Snyder’s-Lance is subject to increasing legal complexity and could be party to litigation that may adversely affect their business.

Increasing legal complexity may continue to affect Snyder’s-Lance’s operations and results in material ways.  Snyder’s-Lance is or could be subject to legal proceedings that may adversely affect their business, including class actions, administrative proceedings, government investigations, employment and personal injury claims, disputes with current or former suppliers, claims by current or former IBOs, and intellectual property claims (including claims that Snyder’s-Lance infringed another party’s trademarks, copyrights, or patents).  Inconsistent standards imposed by governmental authorities can adversely affect Snyder’s-Lance’s business and increase Snyder’s-Lance’s exposure to litigation For example, a number of putative class actions against Snyder’s-Lance and certain of its subsidiaries have been filed by plaintiffs comprising IBOs alleging, among other things, that they were misclassified as independent contractors and should be considered employees.  Litigation involving the independent contractor classification of the IBOs, as well as litigation related to disclosure made by Snyder’s-Lance in connection therewith, if determined adversely, could increase costs, negatively impact their business prospects and the business prospects of the IBOs and subject Snyder’s-Lance to incremental liability for their actions.  Snyder’s-Lance is also subject to the legal and compliance risks associated with privacy, data collection, protection and management, in particular as it relates to information Snyder’s-Lance collects from their employees, as well as information Snyder’s-Lance collects when they provide products to customers, IBOs and retailers.

Snyder’s-Lance’s foreign operations pose additional risks to their business.

Snyder’s-Lance operates their business and markets their products internationally.  Snyder’s-Lance’s foreign operations are subject to the risks described above, as well as risks related to fluctuations in currency values, foreign currency exchange controls, compliance with foreign laws, compliance with applicable U.S. laws, including the Foreign Corrupt Practices Act, and other economic or political uncertainties.  International sales are subject to risks related to general economic conditions, imposition of tariffs, quotas, trade barriers and other restrictions, enforcement of remedies in foreign jurisdictions and compliance with applicable foreign laws, and other economic and political uncertainties.  All of these risks could result in increased costs or decreased revenues, which could adversely affect Snyder’s-Lance’s financial results.

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $      million from the sale of the notes in this offering (after deducting underwriting discounts and our estimated offering expenses).  We intend to use approximately $                     of the net proceeds from the sale of the notes in this offering, together with borrowings under the New Credit Agreement described below to fund the cash consideration and other amounts payable under the Merger Agreement, including the repayment of approximately $1.1 billion of outstanding indebtedness of Snyder’s-Lance in connection with the consummation of the acquisition, and to pay fees and expenses associated with the foregoing.  We intend to use any remaining net proceeds from this offering of the notes for general corporate purposes, which may include the repayment of commercial paper.  On January 28, 2018, we had approximately $1.3 billion of commercial paper borrowings, which had a weighted-average maturity of 55 days and had a weighted-average annual interest rate of 1.76%.

We expect to use funds available under the New Credit Agreement, which allows us to make a single draw on the closing date of the Merger of up to an aggregate principal amount of $1.2 billion, to fund a portion of the cash consideration and other amounts payable under the Merger Agreement. Based on current expectations, we intend to make a single draw of $900 million pursuant to the New Credit Agreement in connection with consummation of the Snyder’s-Lance acquisition. However, our expectations may change and we may draw the entire facility if necessary to fund the acquisition of Snyder’s-Lance.

The outstanding indebtedness of Snyder’s-Lance that is anticipated to be repaid by us in connection with the Merger is $1.1 billion which is under a senior unsecured credit agreement with maturities of $49 million in 2018, $233 million in 2019 and $802 million thereafter. Snyder’s-Lance has interest rate swap agreements in place to fix a portion of interest rate. Including the effect of the interest rate swap agreement, the weighted average interest rate on such debt was 3.41%.

This offering is not contingent on the consummation of the Snyder’s-Lance acquisition.  However, if we do not complete the Snyder’s-Lance acquisition on or before the special redemption deadline set forth on the cover page of this prospectus supplement, or, if prior to such date, the Merger Agreement is terminated, then we must redeem all of the outstanding notes at a special redemption price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest from and including the date of initial issuance (or the most recent interest payment date on which interest was paid) to but excluding the special redemption date, as described under “Description of the Notes—Special Mandatory Redemption of the Notes” in this prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges for the periods shown:

Six Months Ended	Fiscal Year Ended
1/28/2018	7/30/2017	7/31/2016	8/2/2015	8/3/2014	7/28/2013
9.1x	10.8x	7.4x	8.4x	9.0x	9.5x

The ratios of earnings to fixed charges were computed by dividing our earnings by fixed charges.  For this purpose, earnings include the sum of earnings from continuing operations before taxes, amortization of capitalized interest, and fixed charges, less capitalized interest.  Fixed charges include interest expense, capitalized interest, amortization of debt expenses and one-third of rent expense, which represents a reasonable approximation of the interest factor.  Beginning in fiscal year 2016, amortization of debt issuance costs is included in interest expense.  All amounts are on an as reported basis.

In the six months ended January 28, 2018, and fiscal years ended 2017, 2016, 2015, 2014, and 2013, we incurred pre-tax losses/(gains) of $(14) million, $(178) million, $313 million, $138 million, $31 million, and ($285) million, respectively, associated with mark-to-market adjustments for defined benefit pension and postretirement plans.  In the six months ended January 28, 2018, and fiscal years ended 2017, 2016, 2015, 2014, and 2013, we recorded pre-tax restructuring charges, implementation costs and other related costs associated with our cost savings initiatives of $79 million, $58 million, $78 million, $124 million, $58 million, and $138 million, respectively.  In the six months ended January 28, 2018, we incurred pre-tax transaction costs of $24 million associated with the pending acquisition of Snyder’s-Lance, Inc.  In the six months ended January 28, 2018, we recorded a pre-tax non-cash impairment charge of $75 million related to the intangible assets of the Bolthouse Farms carrot and carrot ingredients reporting unit.  In fiscal year 2017, we recorded a pre-tax non-cash impairment charge of $212 million related to the intangible assets of the Bolthouse Farms carrot and carrot ingredients reporting unit and the Garden Fresh Gourmet reporting unit and a pre-tax reduction to interest expense of $6 million associated with the sale of intercompany notes receivable to a financial institution.  In fiscal year 2016, we recorded a pre-tax non-cash impairment charge of $141 million related to the intangible assets of the Bolthouse Farms carrot and carrot ingredients reporting unit and a pre-tax gain of $25 million from a settlement of a claim related to the Kelsen acquisition.  In fiscal year 2014, we recorded a pre-tax loss of $9 million on foreign exchange forward contracts used to hedge the proceeds from the sale of the European simple meals business.  In fiscal year 2013, we recorded pre-tax transaction costs of $10 million associated with the acquisition of Bolthouse Farms.

CAPITALIZATION

The following table sets forth our capitalization as of January 28, 2018:

•on an actual basis;

•as adjusted after giving effect to this offering (but not the use of proceeds therefrom); and

•on a pro forma as adjusted basis to give effect to the Transactions, including this offering and the use of proceeds from this offering as described under “Use of Proceeds.”

Actual amounts may vary from the pro forma as adjusted amounts set forth below depending on several factors, including potential changes in our financing plans as a result of market conditions or the timing of the consummation of the Snyder’s-Lance acquisition.

You should read the data set forth in the table below in conjunction with “Use of Proceeds” and the unaudited pro forma combined financial statements and the related notes thereto contained elsewhere in this prospectus supplement and with our unaudited consolidated financial statements as of and for the quarter ended January 28, 2018, and the information under the caption “Item 2.  Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the quarter ended January 28, 2018, in each case incorporated by reference into this prospectus supplement.  The pro forma as adjusted information set forth below may not reflect our cash, debt and capitalization in the future.

	At January 28, 2018
(in millions)	Actual	As Adjusted		Pro Forma As Adjusted
Cash and cash equivalents	$196	$		$

Short-term debt (including current portion of long-term debt):
Commercial paper	$1,261		$1,261		$1,261
Australian note	381		381		381
Canadian credit facility	12		12		12
Other	5		5		6
Total short-term debt	$1,659		$1,659		$1,660
Long-term debt:
4.500% notes, due 2019	$300		$300		$300
4.250% notes, due 2021	500		500		500
8.8750% notes, due 2021	200		200		200
2.500% notes, due 2023	450		450		450
3.300% notes, due 2025	300		300		300
3.800% notes, due 2043	400		400		400
Capital leases	7		7		7
Other(1)	(13)
Floating rate notes due 2020 offered hereby	—
Floating rate notes due 2021 offered hereby	—
% notes due 2021 offered hereby	—
% notes due 2023 offered hereby	—
% notes due 2025 offered hereby	—
% notes due 2028 offered hereby	—
% notes due 2048 offered hereby	—
Three-year term facility(2)	—		—		900
U.S. credit facility(3)	—		—		—
Canadian credit facility(4)	103		103		103
Total long-term debt	$2,247	$		$
Total debt	$3,906	$		$
Total equity	1,949		1,949		1,949
Total capitalization	$5,855	$		$

(1)Includes debt issuance costs and “As Adjusted” and “Pro Forma As Adjusted” include debt issuance costs in connection with the debt issuance to fund the Snyder’s-Lance acquisition, including $2 million of debt issuance costs previously incurred.

(2)On December 29, 2017, we entered into the New Credit Agreement which allows us to make a single draw on the closing date of the Merger of up to an aggregate principal amount of $1.2 billion. Based on current expectations, we intend to make a single draw of $900 million pursuant to the New Credit Agreement in connection with the Snyder’s-Lance acquisition. However, our expectations may change and we may draw the entire facility if necessary to fund the acquisition of Snyder’s-Lance.

(3)Our U.S. credit facility provides for borrowings of up to $1.85 billion.  As of January 28, 2018, we had $1.85 billion of unused availability under our U.S. credit facility (after giving effect to $1 million of outstanding standby letters of credit) on an actual, as adjusted and pro forma as adjusted basis.

(4)Our Canadian credit facility provides for borrowings of up to $122 million.  As of January 28, 2018, we had $7 million of unused availability under our Canadian credit facility on an actual, as adjusted and pro forma as adjusted basis.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following unaudited pro forma combined financial information was based on and should be read in conjunction with the (i) historical consolidated financial statements of Campbell included in its Annual Report on Form 10-K for the year ended July 30, 2017 and its Quarterly Report on Form 10-Q for the six months ended January 28, 2018 (each of which is incorporated by reference herein); and (ii) the audited consolidated financial statements of Snyder’s-Lance as of and for the year ended December 30, 2017 (which is incorporated by reference herein) and its Quarterly Report on Form 10-Q for the six months ended July 1, 2017 (which is not included or incorporated by reference herein). The unaudited pro forma combined statements of earnings and balance sheet give effect to the Transactions as if the Transactions occurred on August 1, 2016 for statement of earnings purposes and on January 28, 2018 for balance sheet purposes.

Campbell’s fiscal year ended on July 30, 2017 and Snyder’s-Lance fiscal year ended on December 30, 2017. The unaudited pro forma combined statement of earnings for the six months ended January 28, 2018 combines Campbell’s six months ended January 28, 2018 with Snyder’s-Lance’s six months ended December 30, 2017; the unaudited pro forma combined statement of earnings for the year ended July 30, 2017 combines Campbell’s year ended July 30, 2017 with Snyder’s-Lance’s twelve months ended July 1, 2017. The Snyder’s-Lance six months ended December 30, 2017 statement of earnings was derived from its year ended December 30, 2017 results, adjusted to exclude the six months ended July 1, 2017. The Snyder’s-Lance twelve months ended July 1, 2017 statement of earnings was derived from its year ended December 31, 2016 results, adjusted to include the six months ended July 1, 2017, and adjusted to exclude the six months ended July 2, 2016. The unaudited pro forma combined balance sheet information combines Campbell’s interim unaudited January 28, 2018 balance sheet with Snyder’s-Lance year ended December 30, 2017 balance sheet.

The historical financial information has been adjusted to give effect to pro forma events that are directly attributable to the Transactions, are factually supportable and, for purposes of the pro forma statements of earnings, are expected to have a continuing impact on the combined results.

The unaudited pro forma combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma combined financial statements, and is not necessarily indicative of the combined results of operation or financial condition had the Transactions been completed as of the dates indicated. The unaudited pro forma combined financial information does not reflect any integration costs or savings that may be realized from the Transactions. The unaudited pro forma combined financial information does not purport to project the future results of operations or financial position of the combined company. The acquisition of Snyder’s-Lance will be accounted for as a business combination, and will reflect the application of acquisition accounting in accordance with Accounting Standards Codification (ASC) 805, Business Combinations. The pro forma adjustments are based on preliminary estimates of the fair values of assets acquired and liabilities assumed and information available as of the date of this prospective supplement. Certain valuations and assessments, including valuations of the inventories, plant assets, other intangible assets as well as the assessment of the tax positions and rates of the combined business, are in process and will not be completed until subsequent to the close of the proposed acquisition. Additionally, the consideration for the transaction in the unaudited pro forma combined financial information is based on shares, equity awards and debt outstanding as of a date recent to this filing, which may differ from shares, equity awards, and debt outstanding at the date of the close of the acquisition of Snyder’s-Lance. The debt that is anticipated to be incurred to finance the acquisition of Snyder’s-Lance is included in the unaudited pro forma financial information reflecting the terms and rates Campbell expects to achieve based on current market rates. The actual financing and terms of the financing will be subject to market conditions. Actual adjustments may differ from the amounts reflected in the unaudited pro forma combined financial statements, and the differences may be material.

See accompanying Notes to Unaudited Pro Forma Combined Financial Statements.

CAMPBELL SOUP COMPANY
Unaudited Pro Forma Combined Statement of Earnings
For the Six Months Ended January 28, 2018
(millions, except per share amounts)

	Campbell Soup Company	Snyder’s- Lance, Inc.
	Six Months Ended January 28, 2018	Six Months Ended December 30, 2017	Pro Forma Adjustments	Notes	Pro Forma Combined
Net sales	$4,341	$1,116	$—	(see Note 5)	$5,457
Costs and expenses
Cost of products sold	2,792	835	1	(a)	3,628
Marketing and selling expenses	447	113	—		560
Administrative expenses	314	52	—		366
Research and development expenses	57	3	—		60
Other expenses / (income)	41	117	(17)	(b), (c)	141
Restructuring charges	35	3	—		38
Total costs and expenses	3,686	1,123	(16)		4,793
Earnings (loss) before interest and taxes	655	(7)	16		664
Interest expense	63	21	93	(d), (e)	177
Interest income	1	—	—		1
Earnings (loss) before taxes	593	(28)	(77)		488
Taxes on earnings	33	(159)	(23)	(f)	(149)
Net earnings	560	131	(54)		637
Less: Net earnings (loss) attributable to noncontrolling interests	—	—	—		—
Net earnings attributable to Campbell Soup Company	$560	$131	$(54)		$637
Per Share — Basic
Net earnings attributable to Campbell Soup Company	$1.86				$2.12
Weighted average shares outstanding — basic	301				301
Per Share — Assuming Dilution
Net earnings attributable to Campbell Soup Company	$1.85				$2.11
Weighted average shares outstanding — assuming dilution	302				302

See accompanying Notes to Unaudited Pro Forma Combined Financial Statements.

CAMPBELL SOUP COMPANY
Unaudited Pro Forma Combined Statement of Earnings
For the Year Ended July 30, 2017
(millions, except per share amounts)

	Campbell Soup Company			Snyder’s - Lance, Inc.
	As Reported	Adjustments	Recast
	Year Ended July 30, 2017	Reclassification of Benefit Costs	Year Ended July 30, 2017	Year Ended July 1, 2017	Pro Forma Adjustments	Notes	Pro Forma Combined
Net sales	$7,890	$—	$7,890	$2,211	$—	(see Note 5)	$10,101
Costs and expenses
Cost of products sold	4,831	134	4,965	1,640	2	(a)	6,607
Marketing and selling expenses	817	38	855	265	—		1,120
Administrative expenses	488	62	550	125	—		675
Research and development expenses	98	13	111	6	—		117
Other expenses / (income)	238	(247)	(9)	24	17	(b)	32
Restructuring charges	18	—	18	14	—		32
Total costs and expenses	6,490	—	6,490	2,074	19		8,583
Earnings before interest and taxes	1,400	—	1,400	137	(19)		1,518
Interest expense	112	—	112	37	190	(d), (e)	339
Interest income	5	—	5	—	—		5
Earnings before taxes	1,293	—	1,293	100	(209)		1,184
Taxes on earnings	406	—	406	39	(76)	(f)	369
Net earnings	887	—	887	61	(133)		815
Less: Net earnings (loss) attributable to noncontrolling interests	—	—	—	1	—		1
Net earnings attributable to Campbell Soup Company	$887	$—	$887	$60	$(133)		$814
Per Share — Basic
Net earnings attributable to Campbell Soup Company	$2.91		$2.91				$2.67
Weighted average shares outstanding — basic	305		305				305
Per Share — Assuming Dilution
Net earnings attributable to Campbell Soup Company	$2.89		$2.89				$2.65
Weighted average shares outstanding — assuming dilution	307		307				307

See accompanying Notes to Unaudited Pro Forma Combined Financial Statements.

CAMPBELL SOUP COMPANY
Unaudited Pro Forma Combined Balance Sheet
As of January 28, 2018
(millions, except per share amounts)

	Campbell Soup Company	Snyder’s-Lance, Inc.
	As of January 28, 2018	As of December 30, 2017	Pro Forma Adjustments	Notes	Pro Forma Combined
Current assets				(see Note 5)
Cash and cash equivalents	$196	$19	$107	(g)	$322
Accounts receivable, net	738	219	—		957
Inventories	869	190	45	(h)	1,104
Other current assets	125	55	(11)	(i)	169
Total current assets	1,928	483	141		2,552
Plant assets, net of depreciation	2,518	495	190	(a)	3,203
Goodwill	2,259	1,282	1,630	(j)	5,171
Other intangible assets, net of amortization	1,485	1,299	1,647	(b)	4,431
Other assets ($70 attributable to variable interest entity)	146	59	(9)	(k)	196
Total assets	$8,336	$3,618	$3,599		$15,553
Current liabilities
Short-term borrowings	$1,659	$50	$(49)	(d)	$1,660
Payable to suppliers and others	707	112	—		819
Accrued liabilities	523	138	73	(l)	734
Dividends payable	106	—	—		106
Accrued income taxes	17	—	(3)	(l)	14
Total current liabilities	3,012	300	21		3,333
Long-term debt	2,247	1,026	5,133	(d), (e)	8,406
Deferred taxes	383	235	463	(m)	1,081
Other liabilities	745	35	(4)	(n)	776
Total liabilities	6,387	1,596	5,613		13,596
Commitment and contingencies
Campbell Soup Company shareholders’ equity
Preferred stock; authorized 40 shares; none issued	—	—	—		—
Capital stock	12	81	(81)	(o)	12
Additional paid-in capital	321	1,637	(1,637)	(o)	321
Earnings retained in the business	2,734	282	(306)	(i), (l), (o)	2,710
Capital stock in treasury, at cost	(1,104)	—	—		(1,104)
Accumulated other comprehensive income (loss)	(21)	2	(2)	(o)	(21)
Total Campbell Soup Company shareholders’ equity	1,942	2,002	(2,026)		1,918
Noncontrolling interests	7	20	12	(p)	39
Total equity	1,949	2,022	(2,014)		1,957
Total liabilities and equity	$8,336	$3,618	$3,599		$15,553

Campbell Soup Company
Notes to Unaudited Pro Forma Combined Financial Statements
(millions, except per share amounts)

1. Basis of Presentation

The unaudited pro forma combined financial information was based on and should be read in conjunction with the (i) historical consolidated financial statements of Campbell included in its Annual Report on Form 10-K for the year ended July 30, 2017 and its Quarterly Report on Form 10-Q for the six months ended January 28, 2018 (each of which is incorporated by reference herein); and (ii) the audited consolidated financial statements of Snyder’s-Lance as of and for the year ended December 30, 2017 (which is incorporated by reference herein) and its Quarterly Report on Form 10-Q for the six months ended July 1, 2017 (which is not included or incorporated by reference herein). The unaudited pro forma combined statements of earnings and balance sheet give effect to the Transactions as if the Transactions occurred on August 1, 2016 for statement of earnings purposes and on January 28, 2018 for balance sheet purposes.

During the first quarter of fiscal 2018, Campbell adopted revised guidance issued by the Financial Accounting Standards Board that changes the presentation of net periodic pension cost and net periodic postretirement benefit cost. Under the revised guidance, the service cost component of benefit cost is classified in the same line item or items as other compensation costs arising from services rendered by the pertinent employees during the period. The other components of net benefit cost (such as interest expense, return on assets, amortization of prior service credit, actuarial gains and losses, settlements and curtailments) are required to be presented in the income statement separately from the service cost component. The retrospective impact of presenting net periodic benefit cost in accordance with the new guidance is shown in the reclassification of benefit costs column on the statement of earnings for the year ended July 30, 2017.

Campbell’s fiscal year ended on July 30, 2017 and Snyder’s-Lance fiscal year ended on December 30, 2017. The unaudited pro forma combined statement of earnings for the six months ended January 28, 2018 combines Campbell’s six months ended January 28, 2018 with Snyder’s-Lance’s six months ended December 30, 2017; the unaudited pro forma combined statement of earnings for the year ended July 30, 2017 combines Campbell’s year ended July 30, 2017 with Snyder’s-Lance’s twelve months ended July 1, 2017. The Snyder’s-Lance six months ended December 30, 2017 statement of earnings was derived from its year ended December 30, 2017 results, adjusted to exclude the six months ended July 1, 2017. The Snyder’s-Lance twelve months ended July 1, 2017 statement of earnings was derived from its year ended December 31, 2016 results, adjusted to include the six months ended July 1, 2017, and adjusted to exclude the six months ended July 2, 2016. The unaudited pro forma combined balance sheet information combines Campbell’s interim unaudited January 28, 2018 balance sheet with Snyder’s-Lance year ended December 30, 2017 balance sheet. See Note 3.

The historical financial information has been adjusted to give effect to pro forma events that are directly attributable to the Transactions, are factually supportable and, for purposes of the pro forma statements of earnings, are expected to have a continuing impact on the combined results.

The unaudited pro forma combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma combined financial statements, and is not necessarily indicative of the combined results of operation or financial condition had the Transactions been completed as of the dates indicated. The unaudited pro forma combined financial information does not reflect any integration costs or savings that may be realized from the Transactions. The unaudited pro forma combined financial information does not purport to project the future results of operations or financial position of the combined company. The acquisition of Snyder’s-Lance will be accounted for as a business combination, and will reflect the application of acquisition accounting in accordance with ASC 805, Business Combinations. The pro forma adjustments are based on preliminary estimates of the fair values of assets acquired and liabilities assumed and information available as of the date of this prospectus supplement. Certain valuations and assessments, including valuations of the inventories, plant assets, other intangible assets as well as the assessment of the tax positions and rates of the combined business, are in process and will not be completed until subsequent to the close of the proposed acquisition. Additionally, the consideration for the transaction in the unaudited pro forma combined financial information is based on shares, equity awards and debt outstanding as of a date recent to this filing, which may differ from shares, equity awards, and debt outstanding at the date of the close of the acquisition of Snyder’s-Lance. The debt that is anticipated to be incurred to finance the acquisition of Snyder’s-Lance is included in the unaudited pro forma financial information reflecting the terms and rates Campbell expects to achieve based on current market rates. The actual financing and terms of the financing will be subject to market conditions. Actual adjustments may differ from the amounts reflected in the unaudited pro forma combined financial statements, and the differences may be material.

Campbell has not identified any differences between the accounting policies of Campbell and Snyder’s-Lance that would have a material impact on the pro forma financial information. A full assessment of such policy differences will not be completed until subsequent to the close of the Transactions, and actual policy differences may be material.

Certain amounts for Snyder’s-Lance have been reclassified to conform to the Campbell current financial statement presentation as further discussed in Note 3.

2. Transaction and Estimated Purchase Consideration

The acquisition of Snyder’s-Lance will be accounted for as a business combination, and will reflect the application of acquisition accounting in accordance with ASC 805, Business Combinations. The unaudited pro forma combined financial information reflects the acquisition of Snyder’s-Lance for an estimated purchase price of $6,067, which is derived as follows:

Cash consideration to be paid to Snyder’s-Lance shareholders(a)	$4,904
Cash consideration to be paid to Snyder’s-Lance equity award holders(b)	79
Snyder’s-Lance debt to be repaid(c)	1,084
Total consideration	$6,067

(a)Cash consideration to be paid to Snyder’s-Lance shareholders reflects $50.00 per outstanding Snyder’s-Lance share based on 98,073,282 of outstanding shares as of February 15, 2018.

(b)Cash consideration to be paid to Snyder’s-Lance equity award holders reflects the consideration for outstanding equity awards as of February 15, 2018, consisting of stock options, restricted stock and restricted stock units.

(c)Reflects Snyder’s-Lance debt and related accrued interest outstanding as of December 30, 2017 that is expected to be paid in conjunction with the closing of the acquisition of Snyder’s-Lance.

The acquisition will be funded through the issuance of a senior unsecured term loan and senior unsecured notes described further in Note 5(d).

The estimated purchase price allocation is based on preliminary estimates of fair value as follows:

Current assets	$528
Valuation of property, plant and equipment	685
Valuation of intangible assets	2,946
Residual goodwill	2,912
Other assets	63
Current liabilities	(306)
Non-current liabilities	(729)
Noncontrolling interests	(32)
Total consideration	$6,067

3. Derivation of Snyder’s-Lance Results

The Snyder’s-Lance results included in the unaudited pro forma combined statement of earnings reflect the results for the year ended July 1, 2017 and the six months ended December 30, 2017, calculated as follows:

	Year Ended December 31, 2016 (audited)	Six Months Ended July 1, 2017 (unaudited)	Six Months Ended July 2, 2016 (unaudited)	Year Ended July 1, 2017 (unaudited)	Year Ended December 30, 2017 (audited)	Six Months Ended December 30, 2017 (unaudited)
	(A)	(B)	(C)	(D = A+B-C)	(E)	(F = E-B)
Net revenue	$2,109	$1,111	$1,009	$2,211	$2,227	$1,116
Cost of sales	1,345	716	655	1,406	1,427	711
Gross profit	764	395	354	805	800	405

Selling, general and administrative expenses	594	339	282	651	644	305
Transaction and integration related expenses	66	2	59	9	3	1
Impairment charges	4	8	1	11	115	107
Other operating expense/(income), net	(5)	—	(2)	(3)	—	—
Other (income)/expense, net	—	(1)	(1)	—	(2)	(1)
Income before interest and income taxes	$105	$47	$15	$137	$40	$(7)
Loss on early extinguishment of debt	5	—	5	—	—	—
Interest expense, net	33	18	14	37	39	21
Income/(loss) before income taxes	67	29	(4)	100	1	(28)
Income tax (benefit)/expense	25	13	(1)	39	(146)	(159)
Income/(loss) from continuing operations	$42	$16	$(3)	$61	$147	$131
(Loss)/income from discontinued operations, net of income tax	(27)	—	(3)	(24)	2	2
Net income/(loss)	$15	$16	$(6)	$37	$149	$133
Net income/(loss) attributable to non-controlling interests	—	1	—	1	1	—
Net income/(loss) attributable to Snyder’s-Lance	$15	$15	$(6)	$36	$148	$133

4. Reclassification Adjustments

Certain reclassifications have been made to the historical presentation of earnings from continuing operations of Snyder’s- Lance to conform to the financial statement presentation of Campbell.

Snyder’s-Lance reclassifications in the unaudited pro forma combined statement of earnings for the six months ended January 28, 2018 are as follows:

	Six Months Ended December 30, 2017
	Before Reclassification	Reclassification	Notes	After Reclassification
Net sales	$1,116	$—		$1,116
Costs and expenses
Cost of products sold	711	124	(i), (ii)	835
Selling, general and administrative expenses	305	(305)	(i)	—
Marketing and selling expenses		113	(i), (iii)	113
Transaction and integration related expenses	1	(1)	(iii)	—
Administrative expenses		52	(i), (iii)	52
Impairment charges	107	(107)	(iv)	—
Other operating expense/(income), net	—	—		—
Research and development expenses		3	(ii)	3
Other expenses/(income)		117	(i), (iv), (v)	117
Other (income)/expense, net	(1)	1	(v)	—
Restructuring charges	—	3	(iii), (iv)	3
Total costs and expenses	1,123	—		1,123
Earnings (loss) before interest and taxes	(7)	—		(7)
Interest expense		21	(vi)	21
Interest income		—	(vi)	—
Interest expense, net	21	(21)	(vi)	—
Earnings before taxes	(28)	—		(28)
Income tax (benefit)/expense	(159)	159	(vii)	—
Taxes on earnings		(159)	(vii)	(159)
Earnings from continuing operations	131	—		131
Less: Net earnings (loss) attributable to noncontrolling interests	—	—		—
Net earnings attributable to Campbell Soup Company	$131	$—		$131

Snyder’s-Lance reclassifications in the unaudited pro forma combined statement of earnings for the year ended July 30, 2017 are as follows:

	Year Ended July 1, 2017
	Before Reclassification	Reclassification	Notes	After Reclassification
Net sales	$2,211	$—		$2,211
Costs and expenses
Cost of products sold	1,406	234	(i), (ii)	1,640
Selling, general and administrative expenses	651	(651)	(i)	—
Marketing and selling expenses		265	(i), (iii)	265
Transaction and integration related expenses	9	(9)	(iii)	—
Administrative expenses		125	(i), (iii)	125
Impairment charges	11	(11)	(iv)	—
Other operating expense/(income), net	(3)	3	(v)	—
Research and development expenses		6	(ii)	6
Other expenses/(income)		24	(i), (iv), (v)	24
Other (income)/expense, net	—	—		—
Restructuring charges	—	14	(iii), (iv)	14
Total costs and expenses	2,074	—		2,074
Earnings before interest and taxes	137	—		137
Interest expense		37	(vi)	37
Interest income		—	(vi)	—
Interest expense, net	37	(37)	(vi)	—
Earnings before taxes	100	—		100
Income tax (benefit)/expense	39	(39)	(vii)	—
Taxes on earnings		39	(vii)	39
Earnings from continuing operations	61	—		61
Less: Net earnings (loss) attributable to noncontrolling interests	1	—		1
Net earnings attributable to Campbell Soup Company	$60	$—		$60

(i)Represents the reclassification of Snyder’s-Lance Selling, general, and administrative expenses into Cost of products sold, Marketing and selling expenses, Administrative expenses, and Other expenses / (income) to conform to Campbell’s Statement of Earnings presentation.

(ii)Represents the reclassification of Snyder’s-Lance expenses related to research and development from Cost of products sold into Research and development expenses to conform to Campbell’s Statement of Earnings presentation.

(iii)Represents the reclassification of Snyder’s-Lance Transaction and integration related expenses into Marketing and selling expenses, Administrative expenses, and Restructuring charges to conform to Campbell’s Statement of Earnings presentation.

(iv)Represents the reclassification of Snyder’s-Lance Impairment charges into Restructuring charges and Other expenses / (income) to conform to Campbell’s Statement of Earnings presentation.

(v)Represents the reclassification of Snyder’s-Lance Other operating expense/(income), net and Other (income)/expense, net into Other expenses / (income) to conform to Campbell’s Statement of Earnings presentation.

(vi)Represents the reclassification of Snyder’s-Lance Interest expense, net into Interest expense and Interest income to conform to Campbell’s Statement of Earnings presentation.

(vii)Represents the reclassification of Snyder’s-Lance Income tax (benefit)/expense into Taxes on earnings to conform to Campbell’s Statement of Earnings presentation.

Snyder’s-Lance reclassifications in the unaudited pro forma combined balance sheet as of January 28, 2018 are as follows:

	As of December 30, 2017
	Before Reclassification	Reclassification	Notes	After Reclassification
Assets
Current assets:
Cash and cash equivalents	$19	$—		$19
Restricted cash	—	—		—
Accounts receivable, net	219	—		219
Inventories, net	190	—		190
Prepaid income taxes and income taxes receivable	6	(6)	(i)	—
Assets held for sale	19	(19)	(i)	—
Prepaid expenses and other current assets	30	(30)	(i)	—
Other current assets		55	(i)	55
Total current assets	483	—		483
Noncurrent assets:
Plant assets, net of depreciation	493	2	(ii)	495
Goodwill	1,282	—		1,282
Other intangible assets, net of amortization	1,301	(2)	(ii)	1,299
Other assets	59	—		59
Total assets	$3,618	$—		$3,618
Liabilities and equity
Current liabilities:
Current portion of long-term debt	$49	$(49)	(iii)	$—
Accounts payable	112	(112)	(iv)	—
Accrued compensation	32	(32)	(v)	—
Accrued casualty insurance claims	3	(3)	(vii)	—
Accrued marketing, selling and promotional costs	58	(58)	(v)	—
Other payables and accrued liabilities	46	(46)	(v), (vi)	—
Short-term borrowings		50	(iii), (vi)	50
Payable to suppliers and others		112	(iv)	112
Accrued liabilities		138	(v), (vii)	138
Dividends payable		—		—
Accrued income taxes		—		—
Total current liabilities	300	—		300
Long-term debt	1,026	—		1,026
Deferred taxes	235	—		235
Accrued casualty insurance claims	15	(15)	(vii)	—
Other liabilities	20	15	(vii)	35
Total liabilities	1,596	—		1,596
Commitments and Contingencies
Stockholders’ equity:
Preferred stock	—	—		—
Capital stock	81	—		81
Additional paid-in capital	1,637	—		1,637
Retained earnings	282	—		282
Capital stock in treasury, at cost	—	—		—
Accumulated other comprehensive income (loss)	2	—		2
Total stockholders’ equity	2,002	—		2,002
Noncontrolling interests	20	—		20
Total equity	2,022	—		2,022
Total liabilities and equity	$3,618	$—		$3,618

(i)Represents the reclassification of Snyder’s-Lance Prepaid income taxes and income taxes receivable, Assets held for sale, and Prepaid expenses and other current assets into Other current assets to conform to Campbell’s Balance Sheet presentation.

(ii)Represents the reclassification of Snyder’s-Lance internally developed software from Other intangible assets, net of amortization into Plant assets, net of depreciation to conform to Campbell’s Balance Sheet presentation.

(iii)Represents the reclassification of Snyder’s-Lance Current portion of long-term debt into Short-term borrowings to conform to Campbell’s Balance Sheet presentation.

(iv)Represents the reclassification of Snyder’s-Lance Accounts payable into Payable to suppliers and others to conform to Campbell’s Balance Sheet presentation.

(v)Represents the reclassification of Snyder’s-Lance Accrued compensation, Accrued marketing, selling and promotional costs, and Other payables and accrued liabilities into Accrued liabilities to conform to Campbell’s Balance Sheet presentation.

(vi)Represents the reclassification of Snyder’s-Lance capital lease obligations from Other payables and accrued liabilities into Short-term borrowings to conform to Campbell’s Balance Sheet presentation.

(vii)Represents the reclassification of Snyder’s-Lance current Accrued casualty insurance claims into Accrued liabilities, and non-current Accrued casualty insurance claims into Other liabilities to conform to Campbell’s Balance Sheet presentation.

5. Pro Forma Adjustments

The following items resulted in adjustments reflected in the unaudited pro forma combined financial information:

(a)Plant assets - Reflects adjustment to the fair value of plant assets to reflect the preliminary results of ongoing appraisals as follows:

	Useful Life	Fair Value
Land	N/A	$55
Land improvements	2 - 19 Years	16
Leasehold interests	1 - 14 Years	11
Buildings	2 - 41 Years	216
Machinery and equipment	1 - 18 Years	370
Projects in progress	N/A	17
Total Plant assets		$685

Historical depreciation expense of Snyder’s-Lance was $34 and $71 in the six months ended January 28, 2018 and in the year ended July 30, 2017, respectively. Depreciation expense on a straight-line basis using the asset lives reflected in the table above is $35 and $73 in the six months ended January 28, 2018 and in the year ended July 30, 2017, respectively. As a result, depreciation expense is increased by $1 and $2 (in Cost of products sold) in the six months ended January 28, 2018 and in the year ended July 30, 2017, respectively.

(b)Other intangible assets - Reflects adjustment to the fair value of other intangible assets to reflect the preliminary results of ongoing appraisals as follows:

	Type	Useful Life	Fair Value
Trademarks	Non-amortizable	Indefinite	$2,131
Customer relationships	Amortizable	15-22 Years	809
Non-compete agreement	Amortizable	1.5 Years	6
Total Intangible assets			$2,946

Amortization expense, recorded in Other expenses / (income), is increased by $9 and $17 in the six months ended January 28, 2018 and the year ended July 30, 2017, respectively, to reflect amortization using the asset lives reflected in the table above.

(c)Other expenses - Reflects adjustments to exclude $14 of acquisition costs recognized in the six months ended January 28, 2018 (of which $12 incurred by Campbell and $2 incurred by Snyder’s-Lance), and to exclude $12 of expenses incurred related to the bridge financing which is expected to remain undrawn, as such costs are not expected to have a continuing impact on our results.

(d)Debt and interest expense - The purchase price is expected to be funded by the incurrence of new debt, including a three-year, $900 senior unsecured term loan with a variable rate and $5,300 of senior unsecured notes with a combination of fixed and variable interest rates and maturities ranging from 2 - 30 years. The weighted-average interest rate on the senior unsecured term loan and senior unsecured notes as of the issuance is expected to be 3.6%, based upon current market interest rates as of February 15, 2018 and results in $111 and $221 of stated interest expense in the six months ended January 28, 2018 and the year ended July 30, 2017, respectively. The actual financing and terms of the financing will be subject to market conditions. A 1/8% change in interest rates on the debt to be incurred as part of the Transactions would result in a change in interest expense of $8 annually.

Snyder’s-Lance outstanding debt, including its revolving credit facility and senior unsecured term loans, will be paid at the closing date for $1,084 (short- and long-term debt of $49 and $1,035, respectively) based on outstanding balances as of December 30, 2017. Accrued interest related to the Snyder’s-Lance outstanding debt is not material. Interest expense is reduced by $21 and $37 in the six months ended January 28, 2018 and the year ended July 30, 2017, respectively, to reflect the elimination of interest expense on Snyder’s-Lance debt.

(e)Debt issuance costs - Underwriting and professional fees to be incurred in conjunction with the debt issuance to fund the acquisition are expected to be $41, of which $39 will be incurred and deferred at the time of debt issuance, and $2 was previously incurred and deferred in Other current assets. Deferred financing costs are reflected as a component of long-term debt. Amortization of $3 and $6 in the six months ended January 28, 2018 and the year ended July 30, 2017, respectively, is reflected in interest expense related to these costs. Additionally, purchase accounting adjustments include the write-off of $9 of deferred financing costs related to the Snyder’s-Lance debt that will be settled in conjunction with the close of the Transactions.

(f)Income taxes - Represents the income tax effect of the pro forma adjustments related to the acquisition calculated using historical statutory tax rates by jurisdiction, resulting in blended statutory tax rates (inclusive of state taxes) of 29.87% for the six months ended January 28, 2018, and 36.36% for the year ended July 30, 2017. The income tax effects of the Tax Cuts and Jobs Act (the Act), which was enacted in the United States on December 22, 2017, are presented as recorded by the separate companies and have not been re-determined on a combined basis. The provisions of the Act are expected to reduce the U.S. federal statutory tax rate of the combined group to 27% for the fiscal year ending in 2018, and to 21% for the fiscal year ending in 2019 and thereafter. In addition, the state apportioned statutory tax rate could change for the group on a combined basis.

(g)Cash and cash equivalents - Reflects consideration paid of $6,067, financed by a new debt incurred of $6,200 and the anticipated settlement of interest rate swaps of $13 associated with Snyder’s-Lance debt to be repaid, offset by financing costs on debt incurred of $39.

(h)Inventories - Reflects adjustment to the fair value of acquired inventory. This adjustment is not reflected in the unaudited pro forma combined statements of earnings because it does not have a continuing impact based upon expected inventory turnover.

(i)Other current assets - Reflects the write-off of the $9 prepaid loan commitment fee related to the bridge financing that is assumed to remain unused in the pro forma financial information, and the reclassification of the $2 senior unsecured term loan commitment fee to long-term debt.

(j)Goodwill - Goodwill, representing the excess of the purchase price over the fair value of assets to be acquired, is $2,912. This allocation is based on preliminary estimates. The final allocation may differ materially from this estimate as changes to the initial valuation of assets and liabilities will be allocated to goodwill.

(k)Other assets - Reflects the adjustment of certain equity method investments of $4 to fair value and the anticipated settlement of interest rate swaps of $13 associated with Snyder’s-Lance debt to be repaid.

(l)Accrued liabilities - Reflects the accrual of acquisition expenses of $74 that will be incurred at the close of the Transactions, of which $18 (tax benefit of $3 reflected in Accrued income taxes and $15 after tax reflected in Earnings retained in the business) will be incurred by Campbell and $56 will be assumed from Snyder’s-Lance, and the elimination of $1 of deferred rent as result of the application of acquisition accounting.

(m)Deferred taxes - Reflects the preliminary adjustment to record deferred tax assets and liabilities in connection with the fair value adjustments to assets acquired and liabilities assumed. The estimated increase in deferred tax liabilities of $463 was primarily determined based on the excess of the fair values of the acquired assets and liabilities assumed as compared to the tax basis of the assets acquired and liabilities assumed. The historical statutory tax rates were applied, as appropriate, to each adjustment based on the jurisdiction to which the adjustment relates. This estimate of deferred tax assets and liabilities is preliminary and is subject to change based upon management’s final determination of the fair value of assets acquired and liabilities assumed by jurisdiction. Additional changes to deferred taxes may include, but are not limited to, changes in Campbell’s assessment as to the realizability of deferred tax assets as a result of the combination, impacts to the statutory tax rates applied as a result of the combination, etc. Further, the deferred income tax effects of the Act are presented as recorded by the separate companies and have not been re-determined on a combined basis.

(n)Other liabilities - Reflects the elimination of $4 of non-current deferred rent as a result of the application of acquisition accounting.

(o)Snyder’s-Lance equity - Reflects elimination of historical equity and retained earnings accounts of Snyder’s-Lance.

(p)Noncontrolling interests - Reflects the adjustment of noncontrolling interest to fair value.

DESCRIPTION OF THE NOTES

General

The notes will be issued under an indenture dated as of March 19, 2015, between us and Wells Fargo Bank, National Association, as trustee (the “trustee”).  The following description of the particular terms of the notes supplements the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus, to which reference is made.  As used in the following description, the terms “we,” “us” and “our” refer to Campbell Soup Company only, and do not include our consolidated subsidiaries.

The notes offered by this prospectus supplement:

•will be our unsecured general obligations,

•will not be guaranteed by any of our subsidiaries, and

•will be issued in book-entry form only, in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

Principal, Maturity and Interest – Floating Rate Notes

The 2020 floating rate notes offered hereby will be issued in an aggregate principal amount of $           and will mature on           , 2020.  The 2021 floating rate notes offered hereby will be issued in an aggregate principal amount of $           and will mature on           , 2021.

The 2020 floating rate notes will bear interest at a floating rate per annum equal to the three-month U.S. dollar London Interbank Offered Rate (“LIBOR”) determined as described below, plus         basis points (           %)  (the “2020 floating rate notes spread”) and the 2021 floating rate notes will bear interest at a floating rate per annum equal to LIBOR determined as described below, plus            basis points (           %) (the “2021 floating rate notes spread”), each from                   , 2018 and in each case payable quarterly in arrears on             ,             ,              and             of each calendar year (each an “Interest Payment Date”), commencing             , 2018, subject to the Business Day Convention, and until full repayment of the outstanding principal of the applicable series of floating rate notes. Interest on each series of floating rate notes will be calculated on the basis of the actual number of calendar days in the calculation period divided by 360.

Interest will be payable to the holders of record of each series of floating rate notes at the close of business on the fifteenth calendar day prior to each Interest Payment Date, respectively, whether or not such day is a New York Business Day.  Each series of floating rate notes will be payable at 100% of the face amount thereof upon maturity.

The interest rate applicable to the 2020 floating rate notes for the first Interest Period will be the three-month U.S. dollar LIBOR, as determined on            , 2018, plus the 2020 floating rate notes spread. The interest rate applicable to the 2020 floating rate notes for each Interest Period after the first Interest Period will be the three-month U.S. dollar LIBOR, as determined on the applicable Interest Determination Date, plus the 2020 floating rate notes spread. The interest rate for the 2020 floating rate notes will be reset quarterly on each Interest Reset Date.

The interest rate applicable to the 2021 floating rate notes for the first Interest Period will be the three-month U.S. dollar LIBOR, as determined on            , 2018, plus the 2021 floating rate notes spread. The interest rate applicable to the 2021 floating rate notes for each Interest Period after the first Interest Period will be the three-month U.S. dollar LIBOR, as determined on the applicable Interest Determination Date, plus the 2021 floating rate notes spread. The interest rate for the 2021 floating rate notes will be reset quarterly on each Interest Reset Date.

The calculation agent will determine the three-month U.S. dollar LIBOR in accordance with the following provisions: with respect to any Interest Determination Date, the three-month U.S. dollar LIBOR will be the rate (expressed as a percentage per annum) for deposits in U.S. dollars having a maturity of three months that appears on the designated LIBOR page (as described below) as of 11:00 a.m., London time, on such Interest Determination Date. If the three-month U.S. dollar LIBOR does not appear on the designated LIBOR page, the three-month U.S. dollar LIBOR, in respect of such Interest Determination Date, will be determined as follows: we will request the principal London offices of each of four major reference banks in the London interbank market, as selected by us, to provide us with its offered quotation for deposits in U.S. dollars for the period of three months commencing on the applicable Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that Interest Determination Date and in a principal amount of not less than $1,000,000 for a single transaction in U.S. dollars in such market at such time. If at least two quotations are provided, then the three-month U.S. dollar LIBOR on such Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two such quotations are provided, then the three-month U.S. dollar LIBOR on such Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York City time, on such Interest Determination Date by three major banks in New York City selected by us, for loans in U.S. dollars to leading European banks, having a three-month maturity and in a principal amount of not less than $1,000,000 for a single transaction in U.S. dollars in such market at such time; provided, however, that if the banks we select are not providing quotations in the manner described by this sentence, the three-month U.S. dollar LIBOR determined as of such Interest Determination Date will be the three-month U.S. dollar LIBOR in effect prior to such Interest Determination Date.

The designated LIBOR page shall be: (1) the Reuters screen “LIBOR01” or such other page as may replace the Reuters screen “LIBOR01” on that service or (2) if, on any Interest Determination Date, the three-month U.S. dollar LIBOR does not appear or is not available on such date on the designated Reuters screen described in clause (1) above, the designated LIBOR page shall be Bloomberg L.P. page “BBAM” or such other page as may replace Bloomberg L.P. page “BBAM” on that service.

All percentages resulting from any calculation of any interest rate for the floating rate notes of a series will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 3.876545% (or .03876545) would be rounded to 3.87655% (or .0387655)), and all U.S. dollar amounts will be rounded to the nearest cent, with one-half cent being rounded upward. Each calculation of the interest rate on the floating rate notes of a series by the calculation agent will (in the absence of manifest error) be final and binding on the holders of the applicable floating rate notes, the trustee and us.

“Business Day Convention” means if any Interest Payment Date in respect of any series of floating rate notes (other than the maturity date for such series of floating rate notes or the special redemption date) is not a New York Business Day, then such Interest Payment Date will be postponed to the next succeeding New York Business Day unless that New York Business Day is in the next succeeding calendar month, in which case the Interest Payment Date will be the immediately preceding New York Business Day. If any such Interest Payment Date in respect of any series of floating rate notes (other than the maturity date for such series of floating rate notes or the special redemption date) is postponed or brought forward as described above, the interest amount will be adjusted accordingly and the holder will be entitled to more or less interest, respectively.  If the maturity date in respect of either series of floating rate notes or the special redemption date is not a New York Business Day, the payment of principal and interest will not be made until the next following New York Business Day, and no further interest will be paid in respect of the delay in such payment.

“Interest Determination Date” means, for each Interest Reset Date, the second London Business Day preceding such Interest Reset Date.

“Interest Period” means the period beginning on, and including, an Interest Payment Date and ending on, but not including, the following Interest Payment Date; provided that (i) with respect to the 2020 floating rate notes, the first Interest Period will begin on           , 2018, and will end on, but not include, the first Interest Payment Date and (ii) with respect to the 2021 floating rate notes, the first Interest Period will begin on           , 2018, and will end on, but not include, the first Interest Payment Date.

“Interest Reset Date” means for each Interest Period, other than the first Interest Period, the first day of such Interest Period.

“London Business Day” means any day which is not a Saturday, Sunday, or a day on which commercial banking institutions are authorized or obligated by law, regulation or executive order to be closed in London.

“New York Business Day” means any day which is not a Saturday, Sunday, or a day on which commercial banking institutions are authorized or obligated by law, regulation or executive order to be closed in New York City.

Each floating rate note will cease to bear interest upon maturity or upon Special Redemption unless, upon due presentation, payment of the amount due is improperly withheld or refused, in which case it will continue to bear interest (before as well as after judgment) until whichever is the earlier of (i) the day on which all sums due in respect of such floating rate note up to that day are received by or on behalf of the relevant holder of such floating rate notes and (ii) any special redemption date provided that funds sufficient to pay the special redemption price of all floating rate notes on such special redemption date have been deposited with the paying agent on or before such special redemption date (except to the extent that there is any subsequent default in payment).

Wells Fargo Bank, National Association will act as calculation agent for each series of floating rate notes under a Calculation Agency Agreement between us and Wells Fargo Bank, National Association to be dated as of             , 2018.

Principal, Maturity and Interest – Fixed Rate Notes

2021 Notes

The 2021 notes offered hereby will be issued in an aggregate principal amount of $           .  The 2021 notes will bear interest from                  , 2018 at the rate of            % per annum and will mature on           , 2021.  Interest on the 2021 notes will be payable semi-annually on each            and            , commencing            , 2018, to the persons in whose names the notes are registered at the close of business on the preceding            and            , respectively (whether or not a New York Business Day).

2023 Notes

The 2023 notes offered hereby will be issued in an aggregate principal amount of $           .  The 2023 notes will bear interest from                  , 2018 at the rate of            % per annum and will mature on           , 2023.  Interest on the 2023 notes will be payable semi-annually on each            and            , commencing            , 2018, to the persons in whose names the notes are registered at the close of business on the preceding            and            , respectively (whether or not a New York Business Day).

2025 Notes

The 2025 notes offered hereby will be issued in an aggregate principal amount of $           .  The 2025 notes will bear interest from                  , 2018 at the rate of            % per annum and will mature on           , 2025.  Interest on the 2025 notes will be payable semi-annually on each            and            , commencing            , 2018, to the persons in whose names the notes are registered at the close of business on the preceding            and            , respectively (whether or not a New York Business Day).

2028 Notes

The 2028 notes offered hereby will be issued in an aggregate principal amount of $           .  The 2028 notes will bear interest from                   , 2018 at the rate of            % per annum and will mature on           , 2028.  Interest on the 2028 notes will be payable semi-annually on each            and            , commencing            , 2018, to the persons in whose names the notes are registered at the close of business on the preceding            and            , respectively (whether or not a New York Business Day).

2048 Notes

The 2048 notes offered hereby will be issued in an aggregate principal amount of $           .  The 2048 notes will bear interest from                  , 2018 at the rate of            % per annum and will mature on           , 2048.  Interest on the 2048 notes will be payable semi-annually on each            and            , commencing            , 2018, to the persons in whose names the notes are registered at the close of business on the preceding            and            , respectively (whether or not a New York Business Day).

Interest on each series of fixed rate notes will be calculated on the basis of a 360-day year comprised of twelve 30-day months.

Issuance of Additional Notes

We may, without the consent of the holders, increase the principal amount of any series of notes by issuing additional notes in the future on the same terms and conditions as the notes of such series, except, in each case, for any differences in the issue price and interest accrued prior to the issue date of the additional notes, and with the same CUSIP numbers as the notes of the applicable series offered hereby; provided that if any additional notes subsequently issued are not fungible with any notes previously issued for U.S. federal income tax purposes, such additional notes will have a separate CUSIP number.  Each series of notes offered by this prospectus supplement and any additional notes issued on the same terms and conditions would rank equally and ratably and would be treated as a single series for all purposes under the indenture.

Special Mandatory Redemption of the Notes

We intend to use the net proceeds from this offering towards financing the Snyder’s-Lance acquisition. See “Summary” and “Use of Proceeds.” The closing of this offering is expected to occur before completion of the Snyder’s-Lance acquisition. If we do not complete the Snyder’s-Lance acquisition on or before September 18, 2018 (the “termination date” of the Merger Agreement, referred to herein as the “Special Redemption Deadline”), or, if prior to the Special Redemption Deadline, the Merger Agreement is terminated,  then we must redeem all of the outstanding aggregate principal amount of the notes on the special redemption date. We will deliver notice of a Special Redemption promptly within five New York Business Days after the occurrence of the event triggering such Special Redemption to the registered address of each holder (with a copy to the trustee).  The special redemption date will be the thirtieth New York Business Day following the delivery of the notice of the special redemption. We refer to such redemption as a “Special Redemption.”

If we are required to redeem any notes according to this Special Redemption provision, all of the outstanding aggregate principal amount of the notes will be redeemed at a special redemption price equal to 101% of the principal amount thereof plus accrued and unpaid interest from and including the date of initial issuance, or the most recent date to which interest has been paid, whichever is later, to but excluding the special redemption date.  If funds sufficient to pay the special redemption price of the notes to be redeemed on the special redemption date are deposited with the paying agent on or before the special redemption date, and certain other conditions are satisfied, on and after the special redemption date, the notes to be redeemed will cease to bear interest and all rights under such notes, subject to the Special Redemption will terminate.

There is no escrow account for or security interest in the proceeds of this offering for the benefit of holders of the notes in the event this Special Redemption provision is triggered.

The Merger Agreement may be amended and the form of the Snyder’s-Lance acquisition may be modified without noteholder consent. See “Risk Factors—Risks Relating to the Merger—We may amend the Merger Agreement in a manner that may be adverse to holders of the notes.”

Optional Redemption of the Floating Rate Notes

We do not have the right to redeem floating rate notes of either series before maturity at our option.

Optional Redemption of the Fixed Rate Notes

2021 Notes

We may redeem the 2021 notes in whole or in part, at our option, at any time and from time to time prior to            , 2021 (the maturity date of the 2021 notes), at a redemption price equal to the greater of:

•100% of the principal amount of the 2021 notes to be redeemed, or

•as determined by a Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Adjusted Treasury Rate, plus            basis points,

plus, in each case, accrued and unpaid interest to, but excluding, the redemption date.

2023 Notes

We may redeem the 2023 notes in whole or in part, at our option, at any time and from time to time prior to            , 20     (       months prior to the maturity date of the 2023 notes), at a redemption price equal to the greater of:

•100% of the principal amount of the 2023 notes to be redeemed, or

•as determined by a Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption), calculated as if the maturity date of the 2023  notes were            , 20     (      months prior to the maturity date of the 2023  notes), and discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Adjusted Treasury Rate, plus            basis points,

plus, in each case, accrued and unpaid interest to, but excluding, the redemption date.

We may redeem the 2023 notes in whole or in part, at our option, at any time and from time to time on or after            , 20     (        months prior to the maturity date of the 2023 notes), at a redemption price equal to 100% of the principal amount of the 2023 notes being redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

2025 Notes

We may redeem the 2025 notes in whole or in part, at our option, at any time and from time to time prior to            , 20     (       months prior to the maturity date of the 2025 notes), at a redemption price equal to the greater of:

•100% of the principal amount of the 2025 notes to be redeemed, or

•as determined by a Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption), calculated as if the maturity date of the 2025  notes were            , 20     (    months prior to the maturity date of the 2025  notes), and discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Adjusted Treasury Rate, plus            basis points,

plus, in each case, accrued and unpaid interest to, but excluding, the redemption date.

We may redeem the 2025 notes in whole or in part, at our option, at any time and from time to time on or after            , 20    (       months prior to the maturity date of the 2025 notes), at a redemption price equal to 100% of the principal amount of the 2025 notes being redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

2028 Notes

We may redeem the 2028 notes in whole or in part, at our option, at any time and from time to time prior to            , 20     (        months prior to the maturity date of the 2028 notes), at a redemption price equal to the greater of:

•100% of the principal amount of the 2028 notes to be redeemed, or

•as determined by a Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption), calculated as if the maturity date of the 2028  notes were            , 20     (       months prior to the maturity date of the 2028  notes), and discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Adjusted Treasury Rate, plus            basis points,

plus, in each case, accrued and unpaid interest to, but excluding, the redemption date.

We may redeem the 2028 notes in whole or in part, at our option, at any time and from time to time on or after            , 20     (        months prior to the maturity date of the 2028 notes), at a redemption price equal to 100% of the principal amount of the 2028 notes being redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

2048 Notes

We may redeem the 2048 notes in whole or in part, at our option, at any time and from time to time prior to            , 20     (            months prior to the maturity date of the 2048 notes), at a redemption price equal to the greater of:

•100% of the principal amount of the 2048 notes to be redeemed, or

•as determined by a Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption), calculated as if the maturity date of the 2048  notes were            , 20     (              months prior to the maturity date of the 2048  notes), and discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Adjusted Treasury Rate, plus            basis points,

plus, in each case, accrued and unpaid interest to, but excluding, the redemption date.

We may redeem the 2048 notes in whole or in part, at our option, at any time and from time to time on or after            , 20     (      months prior to the maturity date of the 2048 notes), at a redemption price equal to 100% of the principal amount of the 2048 notes being redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

Notice of any optional redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the series of notes to be redeemed.  Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions of the notes of the series called for redemption.

Certain Definitions

“Adjusted Treasury Rate” means, with respect to a series of fixed rate notes and any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue for such series of fixed rate notes, assuming a price for the Comparable Treasury Issue for such series of fixed rate notes (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such series of fixed rate notes and such redemption date.

“Comparable Treasury Issue” means, with respect to a series of fixed rate notes, the United States Treasury security selected by a Quotation Agent as having a maturity comparable to the remaining term of such series of fixed rate notes to be redeemed (assuming for this purpose that such series of notes matured (i) in the case of the 2021 notes, on the maturity date of the 2021 notes, (ii) in the case of the 2023 notes, on            , 20    (    months prior to the maturity date of the 2023 notes), (iii) in the case of the 2025 notes, on            , 20    (    months prior to the maturity date of the 2025 notes), (iv) in the case of the 2028 notes, on            , 20    (    months prior to the maturity date of the 2028 notes) and (v) in the case of the 2048 notes, on            , 20    (    months prior to the maturity date of the 2048 notes)) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such series of fixed rate notes (assuming for this purpose that such series of notes matured on the date set forth in the prior parenthetical in this definition).

“Comparable Treasury Price” means, with respect to a series of fixed rate notes and any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such series of fixed rate notes and such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if we obtain fewer than three such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

“Quotation Agent” means the Reference Treasury Dealer appointed by us.

“Reference Treasury Dealer” means (1) Credit Suisse Securities (USA) LLC, Barclays Capital Inc., Citigroup Global Markets Inc. and J.P. Morgan Securities LLC and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in the State of New York or the State of Connecticut (a “Primary Treasury Dealer”), we shall substitute therefor another Primary Treasury Dealer; and (2) any other Primary Treasury Dealer selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date for a series of fixed rate notes, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue for such fixed rate notes (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer at 5:00 p.m. on the third New York Business Day preceding such redemption date.

Offer to Purchase Upon a Change of Control Triggering Event

Upon the occurrence of a Change of Control Triggering Event with respect to the notes of a series, unless we have exercised our right to redeem all of the notes of such series as described under “—Optional Redemption of the Fixed Rate Notes,” each holder of notes of such series will have the right to require us to purchase all or a portion of such holder’s notes of such series pursuant to the offer described below (the “Change of Control Offer”), at a purchase price in cash (the “Change of Control Payment”) equal to 101 % of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, provided that any payment of interest becoming due on or prior to the Change of Control Payment Date shall be payable to the holders of the notes of such series registered as such on the relevant record date.

Within 30 days following the date upon which the Change of Control Triggering Event occurs with respect to the notes of a series, or at our option, prior to any Change of Control but after the public announcement of the pending Change of Control, we will be required to send, by first class mail, a notice to each holder of notes of such series, with a copy to the trustee, which notice will govern the terms of the Change of Control Offer and describe the Change of Control Triggering Event.  Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”).  The notice, if mailed prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

Upon the Change of Control Payment Date with respect to the notes of a series, we will, to the extent lawful:

•accept for payment all notes of such series or portions of notes of such series properly tendered and not withdrawn pursuant to the Change of Control Offer;

•deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes of such series or portions of notes of such series properly tendered; and

•deliver, or cause to be delivered, to the trustee the notes of such series properly accepted together with a certificate, executed by our officers, stating the aggregate principal amount of notes of such series or portions of notes of such series being purchased.

We will not be required to make a Change of Control Offer with respect to the notes of a series. If a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by us and such third party purchases all notes of such series properly tendered and not withdrawn under its offer.

“Capital Stock”, as applied to the stock of any corporation, means the capital stock of every class whether now or hereafter authorized, regardless of whether such capital stock shall be limited to a fixed sum or percentage with respect to the rights of the holders thereof to participate in dividends and in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of such corporation.

“Change of Control” means the occurrence of any of the following:

(1)the sale, conveyance, transfer or lease of our properties and assets substantially as an entirety (other than by way of merger or consolidation) to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or one of our subsidiaries;

(2)the first day on which a majority of the members of our Board of Directors are not Continuing Directors; or

(3)the consummation of any transaction or series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or one of our subsidiaries, becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding shares of our Voting Stock, measured by voting power rather than number of shares; provided, that the consummation of any such transaction will not be considered to be a Change of Control if (a) we become a direct or indirect wholly-owned subsidiary of a holding company and (b) immediately following such transaction, (x) the direct or indirect holders of the Voting Stock of the holding company are substantially the same as the holders of our Voting Stock immediately prior to such transaction or (y) no “person” (as that term is used in Section 13(d) (3) of the Exchange Act) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Change of Control Triggering Event” means, with respect to a series of notes, (1) the ratings on the notes of such series are downgraded by each of the Ratings Agencies during the 60-day period (the “Trigger Period”) commencing on the earlier of (i) the occurrence of a Change of Control or (ii) the first public announcement of the occurrence of a Change of Control or our intention to effect a Change of Control (which Trigger Period will be extended so long as the ratings on the notes of such series are under publicly announced consideration for possible downgrade by any of the Ratings Agencies) and (2) the notes of such series are rated below an Investment Grade rating by each of the Ratings Agencies on any date during the Trigger Period; provided that a Change of Control Triggering Event will not be deemed to have occurred in respect of a particular Change of Control and such series of notes if each Ratings Agency does not publicly announce or confirm or inform the trustee in writing at our request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the Change of Control (whether or not the applicable Change of Control has occurred at the time of the Change of Control Triggering Event).  Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Continuing Directors” means, as of any date of determination, any member of our Board of Directors who (1) was a member of such Board of Directors on            , 2018; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director).

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s), a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P) or an equivalent Investment Grade rating from any replacement Ratings Agency appointed by us.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Ratings Agency” means, with respect to a series of notes, each of Moody’s and S&P; provided, that if either of Moody’s or S&P ceases to rate the notes of such series or fails to make a rating of the notes of such series publicly available for reasons outside of our control, we may appoint a replacement for such Ratings Agency that is a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act with respect to such series of notes.

“S&P” means S&P Global Ratings and its successors.

“Voting Stock” means Capital Stock of a corporation of the class or classes having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power upon the occurrence of any contingency).

We will comply with the applicable requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the offer to purchase the notes of a series as a result of a Change of Control Triggering Event.  To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Offer provisions of the notes of a series, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of any notes by virtue of any such conflict.

Unless we default in the Change of Control Payment with respect to a series of notes, on and after the Change of Control Payment Date for such series of notes, interest will cease to accrue on the notes of such series or portions of the notes of such series tendered for purchase pursuant to the applicable Change of Control Offer.

It is possible that we will not have sufficient funds at the time of any Change of Control Triggering Event to purchase the notes of each series.  In addition, it is possible that at the time of any Change of Control Triggering Event, we may be prohibited from purchasing the notes of a series by the terms of our other outstanding indebtedness.  In order to obtain sufficient funds to pay the purchase price of the outstanding notes of a series (as well as to refinance any such other indebtedness in order to be able to purchase the notes of a series without violating the terms of such other indebtedness), we may need to refinance the notes of one or more series and such other indebtedness.  We cannot assure you that we would be able to refinance the notes of any series and such other indebtedness on reasonable terms, or at all.  Our failure to offer to purchase all outstanding notes of any series or to purchase all validly tendered notes of any series would be an event of default with respect to that series under the indenture.  Such an event of default may cause the acceleration of our other indebtedness.

The Change of Control Triggering Event provision described above will not afford you protection in the event of certain highly leveraged transactions that may adversely affect you.  For example, any leveraged recapitalization, refinancing, restructuring or acquisition initiated by us generally will not constitute a Change of Control that would potentially lead to a Change of Control Triggering Event.  As a result, we could enter into any such transaction even though the transaction could increase the total amount of our outstanding indebtedness, adversely affect our capital structure or credit ratings or otherwise adversely affect the holders of the notes.  These transactions may not involve a change in voting power or beneficial ownership or result in a downgrade in the ratings of the notes, or cause the notes to cease to be rated Investment Grade, or, even if they do, may not necessarily constitute a Change of Control Triggering Event that affords you the protections described in this prospectus supplement.

The definition of Change of Control includes a phrase relating to the sale, conveyance, transfer or lease of our properties and assets “substantially as an entirety.”   Although there is a limited body of case law interpreting phrases similar to “substantially as an entirety” there is no precise established definition of the phrase under applicable law.  Accordingly, the ability of a holder of notes to require us to purchase its notes as a result of a sale, conveyance, transfer or lease of less than all of our properties and assets may be uncertain.

Sinking Fund

The notes will not be entitled to any sinking fund.

Trustee and Paying Agent

Wells Fargo Bank, National Association will serve as trustee and initial paying agent for the notes.

BOOK-ENTRY ISSUANCE

The notes will be represented by one or more global securities that will be deposited with and registered in the name of The Depository Trust Company (“DTC”) or its nominee. Thus, we will not issue certificated securities to you for the notes, except in the limited circumstances described below. Each global security will be issued to DTC, which will keep a computerized record of its participants whose clients have purchased the notes. Each participant will then keep a record of its clients. Unless it is exchanged in whole or in part for a certificated security, a global security may not be transferred. DTC, its nominees and their successors may, however, transfer a global security as a whole to one another, and these transfers are required to be recorded on our records or a register to be maintained by the trustee. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the global securities.

Beneficial interests in a global security will be shown on, and transfers of beneficial interests in the global security will be made only through, records maintained by DTC and its participants. DTC has provided us with the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its direct participants deposit with DTC. DTC also records the settlements among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for direct participants’ accounts. This eliminates the need to exchange certificated securities. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC.

DTC’s book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a direct participant. The rules that apply to DTC and its participants are on file with the SEC.

When you purchase notes through the DTC system, the purchases must be made by or through a direct participant, which will receive credit for the notes on DTC’s records. When you actually purchase the notes, you will become their beneficial owner. Your ownership interest will be recorded only on the direct or indirect participants’ records. DTC will have no knowledge of your individual ownership of the notes. DTC’s records will show only the identity of the direct participant and the amount of the notes held by or through them. You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from DTC. You should instead receive these from your direct or indirect participant. As a result, the direct or indirect participants are responsible for keeping accurate account of the holdings of their customers. The trustee will wire payments on the notes to DTC’s nominee. The trustee and we will treat DTC’s nominee as the owner of each global security for all purposes. Accordingly, the trustee, any paying agent and we will have no direct responsibility or liability to pay amounts due on a global security to you or any other beneficial owners in that global security. Any redemption notices will be sent by us directly to DTC, which will, in turn, inform the direct participants (or the indirect participants), which will then contact you as a beneficial holder.

It is DTC’s current practice, upon receipt of any payment of distributions or liquidation amounts, to proportionately credit direct participants’ accounts on the payment date based on their holdings. In addition, it is DTC’s current practice to pass through any consenting or voting rights to such participants by using an omnibus proxy. Those participants will, in turn, make payments to and solicit votes from you, the ultimate owner of notes, based on their customary practices. Payments to you will be the responsibility of the participants and not of DTC, the trustee or our company.

Notes represented by one or more global securities will be exchangeable for certificated securities with the same terms in authorized denominations only if:

•DTC is unwilling or unable to continue as depositary or ceases to be a clearing agency registered under applicable law, and a successor is not appointed by us within 90 days; or

•we decide to discontinue the book-entry system; or

•an event of default has occurred and is continuing with respect to the notes.

If the global security is exchanged for certificated securities, the trustee will keep the registration books for the notes at its corporate trust office and follow customary practices and procedures regarding those certificated securities.

Clearstream and Euroclear

Links have been established among DTC, Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream”), which are two European book-entry depositaries similar to DTC, to facilitate the initial issuance of the notes sold outside of the United States and cross-market transfers of the notes associated with secondary market trading.

Although DTC, Clearstream and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform these procedures, and these procedures may be modified or discontinued at any time.

Clearstream and Euroclear will record the ownership interests of their participants in much the same way as DTC, and DTC will record the total ownership of each of the U.S. agents of Clearstream and Euroclear, as participants in DTC.

When notes are to be transferred from the account of a DTC participant to the account of a Clearstream participant or a Euroclear participant, the purchaser must send instructions to Clearstream or Euroclear through a participant at least one day prior to settlement. Clearstream or Euroclear, as the case may be, will instruct its U.S. agent to receive notes against payment. After settlement, Clearstream or Euroclear will credit its participant’s account. Credit for the notes will appear on the next day (European time).

Because settlement is taking place during New York business hours, DTC participants will be able to employ their usual procedures for sending notes to the relevant U.S. agent acting for the benefit of Clearstream or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. As a result, to the DTC participant, a cross-market transaction will settle no differently than a trade between two DTC participants.

When a Clearstream or Euroclear participant wishes to transfer notes to a DTC participant, the seller will be required to send instructions to Clearstream or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream or Euroclear will instruct its U.S. agent to transfer these notes against payment for them. The payment will then be reflected in the account of the Clearstream or Euroclear participant the following day, with the proceeds back-valued to the value date, which would be the preceding day, when settlement occurs in New York. If settlement is not completed on the intended value date, that is, the trade fails, proceeds credited to the Clearstream or Euroclear participant’s account will instead be valued as of the actual settlement date.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain U.S. federal income tax considerations of the purchase, ownership and disposition of the notes, but does not purport to be a complete analysis of all potential tax effects.  This discussion is based upon the United States Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations issued thereunder (the “Treasury Regulations”), and judicial and administrative interpretations thereof, each as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect.  No rulings from the U.S. Internal Revenue Service (the “IRS”) have been or are expected to be sought with respect to the matters discussed below.  There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the notes or that any such position would not be sustained.

This discussion is for general information purposes only and does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules, such as financial institutions, U.S. expatriates, insurance companies, dealers in securities or currencies, traders in securities, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, tax-exempt organizations, regulated investment companies, real estate investment trusts, partnerships or other pass-through entities (or investors in such entities), persons liable for alternative minimum tax and persons holding the notes as part of a “straddle,” “hedge,” “conversion transaction” or other integrated transaction, or persons subject to special tax accounting rules as a result of any item of gross income with respect to the notes being taken into account on an applicable financial statement.  This summary does not address the potential application of the Medicare contribution tax.  In addition, this discussion is limited to persons who purchase the notes for cash at original issuance and at their “issue price” (the first price at which a substantial amount of the notes is sold to the public for money, not including sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and who hold the notes as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment).

If an entity that is classified as a partnership for U.S. federal income tax purposes (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds the notes, the U.S. federal income tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership.  Partnerships holding notes and partners in such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences to them of holding and disposing of the notes.

Prospective purchasers of the notes should consult their tax advisors concerning the tax consequences of holding notes in light of their particular circumstances, including the application of the U.S. federal income tax considerations discussed below, as well as the application of U.S. federal estate and gift tax laws, the U.S. federal Medicare tax on net investment income, and state, local, non-U.S. or other tax laws.

Tax Considerations for U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

•an individual citizen or resident of the United States;

•a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or if a valid election is in place to treat the trust as a U.S. person.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Payments of interest

Payments of interest on a note generally will be includible in the gross income of a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes.  It is expected, and this discussion assumes, that the notes will be issued without original issue discount for U.S. federal income tax purposes.

Certain additional payments

We will be required to make payments of additional amounts if we repurchase the notes in connection with a Change of Control Triggering Event described above under “Description of the Notes—Offer to Purchase Upon a Change of Control Triggering Event” or if a Special Redemption is required as described above under “Description of the Notes—Special Mandatory Redemption of the Notes.”   We intend to take the position that the possibility of such payments will not result in such notes being treated as contingent payment debt instruments under the applicable Treasury Regulations.  Our position is not binding on the IRS.  If the IRS takes a position contrary to that described above, a holder of the notes may be required to accrue interest income based upon a “comparable yield” (as defined in the Treasury Regulations) determined at the time of issuance of such notes, with adjustments to such accruals when any contingent payments are made that differ from the payments based on the comparable yield.  In addition, income on the sale, exchange, retirement or other taxable disposition of such notes may be treated as ordinary income rather than as capital gain.  You should consult your tax adviser regarding the tax consequences if such notes were treated as contingent payment debt instruments.  The remainder of this discussion assumes that such notes are not treated as contingent payment debt instruments.

Sale, exchange or other disposition of the notes

Upon the sale, exchange or other taxable disposition of a note, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or other taxable disposition and the U.S. Holder’s tax basis in the note.  For these purposes, the amount realized does not include any amount attributable to accrued interest.  Amounts attributable to accrued interest are treated as interest as described under “—Payments of interest” above.

Gain or loss realized on the sale, exchange or other taxable disposition of a note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of the sale, exchange or other taxable disposition the note has been held by the U.S. Holder for more than one year.  The deductibility of capital losses is subject to limitations under the Code.

Backup withholding and information reporting

Information returns will be filed with the IRS in connection with payments on the notes and the proceeds from a sale or other disposition of the notes.  A U.S. Holder will be subject to U.S. backup withholding on these payments if the U.S. Holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding.  Backup withholding is not an additional tax.  The amount of any backup withholding from a payment to a U.S. Holder may be credited against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Tax Considerations for Non-U.S. Holders

For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of notes who or that is neither a U.S. Holder nor a partnership (or entity or arrangement treated as a partnership) for U.S. federal income tax purposes.  “Non-U.S. Holder” does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition of a note and who is not otherwise a resident of the United States for U.S. federal income tax purposes.  Special rules not discussed below may apply to certain Non-U.S. Holders subject to special tax treatment such as “controlled foreign corporations” or “passive foreign investment companies.”

Non-U.S. Holders should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them in light of their particular circumstances.

Payments on the notes

Subject to the discussions below concerning backup withholding and the Foreign Account Tax Compliance Act, payments of principal and interest on the notes by us or any paying agent to any Non-U.S. Holder will not be subject to U.S. federal income or withholding tax, provided that, in the case of interest:

•the Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote or 10% of the total value of all classes of our stock, and is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership; and

•the certification requirements described below have been fulfilled with respect to the beneficial owner, as discussed below.

Certification requirements

Subject to the discussion below concerning income of a Non-U.S. Holder that is effectively connected with the conduct of a trade or business in the United States, interest on a note will not be exempt from withholding tax unless the beneficial owner of that note certifies on a properly executed IRS Form W-8BEN (or IRS Form W-8BEN-E, if applicable), under penalties of perjury, that it is not a United States person.  Special certification rules apply to notes that are held through foreign intermediaries.

If a Non-U.S. Holder of a note is engaged in a trade or business in the United States, and if interest on the note is effectively connected with the conduct of this trade or business (and, if required by an applicable income tax treaty, is also attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States), the Non-U.S. Holder, although exempt from the withholding tax discussed above, will generally be taxed with respect to such interest in the same manner as a U.S. Holder (see “—Tax Consequences to U.S. Holders” above), except that the holder will be required to provide to us a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax.  These Non-U.S. Holders should consult their own tax advisors with respect to other U.S. tax consequences of the ownership and disposition of notes, including, in the case of a corporation, the possible imposition of a branch profits tax.

Sale, exchange or other disposition of the notes

Subject to the discussions below concerning backup withholding and FATCA, a Non-U.S. Holder of a note will not be subject to U.S. federal income tax on gain realized on the sale, exchange or other disposition of such note, unless the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States, subject to an applicable income tax treaty providing otherwise.

If a Non-U.S. Holder is engaged in a trade or business in the United States and gain realized by the Non-U.S. Holder on a sale, exchange or other disposition of notes is effectively connected with the conduct of such trade or business, the Non-U.S. Holder will generally be taxed with respect to such gain in the same manner as a U.S. Holder (see “—Tax Consequences to U.S. Holders” above), subject to an applicable income tax treaty providing otherwise.  Non-U.S. Holders whose gain from dispositions of notes may be effectively connected with the conduct of a trade or business in the United States are urged to consult their own tax advisors with respect to the U.S. tax consequences of the ownership and disposition of notes, including, in the case of a corporation, the possible imposition of a branch profits tax.

Backup withholding and information reporting

Information returns will be filed with the IRS in connection with payments on the notes.  Unless the Non-U.S. Holder complies with certification procedures to establish that it is not a United States person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the notes and the Non-U.S. Holder may be subject to U.S. backup withholding on payments on the notes or on the proceeds from a sale or other disposition of the notes.  Compliance with the certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well.  Backup withholding is not an additional tax.  The amount of any backup withholding from a payment to a Non-U.S. Holder may be credited against the Non-U.S. Holder’s U.S. federal income tax liability (if any) and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code (commonly known as “FATCA”) generally impose a withholding tax of 30% on certain payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied.  An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements.  Withholding under these rules (if applicable) will apply to payments of interest on the notes, and to payments of gross proceeds from the sale, exchange or retirement of the notes occurring after December 31, 2018.  In many cases, Non-U.S. Holders may be able to indicate their exemption from, or compliance with, FATCA by providing a properly completed IRS Form W8-BEN or IRS Form W8-BEN-E (as applicable) to the withholding agent certifying as to such status under FATCA.  In the event any withholding under FATCA is imposed with respect to any payments on the notes, there will be no additional amounts payable to compensate for the withheld amount.  Non-U.S. Holders and U.S. Holders holding notes through a non-U.S. intermediary should consult their tax advisors regarding the potential application of FATCA to the notes.

CERTAIN ERISA CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan (a “plan”) subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), should consider the fiduciary standards of ERISA, U.S. Department of Labor Regulations issued thereunder (the “DOL Regulations”) and the Code in the context of the plan’s particular circumstances before authorizing an investment in the notes.  Accordingly, the fiduciary should consider, among other factors, whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan, and whether the investment would involve a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Section 406 of ERISA and Section 4975 of the Code prohibit plans, as well as individual retirement accounts and Keogh plans subject to Section 4975 of the Code (also “plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (“parties in interest”) with respect to the plan.  A violation of these prohibited transaction rules may result in civil penalties or other liabilities under ERISA and the DOL Regulations, and/or an excise tax under Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption.  Certain employee benefit plans and arrangements including those that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) (“non-ERISA arrangements”) are not subject to the requirements of Section 406 of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, foreign or other regulations, rules or laws (“similar laws”).

The acquisition of the notes by a plan with respect to which we, the underwriters or certain of our or their affiliates is or becomes a party in interest may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless those notes are acquired pursuant to and in accordance with an applicable exemption.  Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of securities where neither we nor any of affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the plan involved in the transaction and the plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”).  The U.S. Department of Labor (the “DOL”) has also issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the notes.  These exemptions are:

•PTCE 84-14, an exemption for certain transactions determined or effected by qualified professional asset managers;

•PTCE 90-1, an exemption for certain transactions involving insurance company pooled separate accounts;

•PTCE 91-38, an exemption for certain transactions involving bank collective investment funds;

•PTCE 95-60, an exemption for transactions involving certain insurance company general accounts; and

•PTCE 96-23, an exemption for certain transactions managed by in-house asset managers.

Any purchaser or holder of notes or any interest therein will be deemed to have represented by its purchase and holding of the notes that either (1) it is not a plan subject to Title I of ERISA or Section 4975 of the Code, and is not purchasing those notes on behalf of or with “plan assets” of any such plan or (2) its purchase and holding of the notes will not constitute or result in any non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.  In addition, any purchaser or holder of notes or any interest therein which is a non-ERISA arrangement will be deemed to have represented by its purchase or holding of the notes that its purchase and holding will not constitute or result in a violation of the provisions of any similar laws.

Neither we, nor any underwriter, nor any of our respective affiliates (the “Transaction Parties”) is undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the acquisition of notes by a plan.  In addition, the person making the decision to acquire notes on behalf of a plan, subject to ERISA or Section 4975 of the Code (or an entity holding “plan assets” of such a plan) (the “Plan Fiduciary”) and from a

Transaction Party, will be deemed to have represented and warranted that (1) none of the Transaction Parties has provided or will provide advice with respect to the acquisition of notes by the plan, other than to the Plan Fiduciary which is independent of the Transaction Parties, and the Plan Fiduciary either:  (a) is a bank as defined in Section 202 of the Investment Advisers Act of 1940 (the “Advisers Act”), or similar institution that is regulated and supervised and subject to periodic examination by a state or federal agency; (b) is an insurance carrier which is qualified under the laws of more than one state to perform the services of managing, acquiring or disposing of assets of a plan; (c) is an investment adviser registered under the Advisers Act, or, if not registered as an investment adviser under the Advisers Act by reason of paragraph (1) of Section 203a of the Advisers Act, is registered as an investment adviser under the laws of the state in which it maintains its principal office and place of business; (d) is a broker-dealer registered under the Exchange Act; or (e) has, and at all times during the plan’s holding of notes will have, total assets of at least U.S. $50,000,000 under its management or control (provided that this clause (e) shall not be satisfied if the Plan Fiduciary is either (i) the owner or a relative of the owner of the individual retirement account that is acquiring the notes, or (ii) a participant or beneficiary of the plan acquiring the notes in such capacity); (2) the Plan Fiduciary is capable of evaluating investment risks independently, both in general and with respect to particular transactions and investment strategies, including the acquisition of notes by the plan; (3) the Plan Fiduciary is a “fiduciary” with respect to the plan within the meaning of Section 3(21) of ERISA, Section 4975 of the Code, or both, and is responsible for exercising independent judgment in evaluating the plan’s acquisition of the notes; (4) none of the Transaction Parties has exercised any authority to cause the plan to acquire the notes or to negotiate the terms of such acquisition; (5) none of the Transaction Parties receives a fee or other compensation from the plan or the Plan Fiduciary for the provision of investment advice in connection with the decision to acquire the notes; and (6) the Plan Fiduciary has been informed by the Transaction Parties:  (a) that none of the Transaction Parties is undertaking to provide impartial investment advice or to give advice in a fiduciary capacity, and that no such entity has given investment advice or otherwise made a recommendation, in connection with the plan’s acquisition of notes; and (b) of the existence and nature of the Transaction Parties’ financial interests in the plan’s acquisition of notes.  The above representations are intended to comply with the DOL’s Reg. Sections 29 C.F.R. 2510.3-21(a) and (c)(1) as promulgated on April 8, 2016 (81 Fed. Reg. 20,997).  If these regulations are revoked, repealed or no longer effective, these representations shall be deemed to be no longer in effect.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing notes on behalf of or with “plan assets” of any plan or non-ERISA arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above, the service provider exemption or any other applicable exemption, or the potential consequences of any purchase or holding under similar laws, as applicable.

UNDERWRITING

Under the terms and subject to the conditions in the underwriting agreement dated the date of this prospectus supplement between us and the underwriters, we have agreed to sell to each of the underwriters named below (for which Credit Suisse Securities (USA) LLC, Barclays Capital Inc., Citigroup Global Markets Inc. and  J.P. Morgan Securities LLC are acting as representatives), and each of the underwriters has severally agreed to purchase, the principal amount of the notes set forth opposite its name below:

Underwriter	Principal Amount of 2020 Floating Rate Notes	Principal Amount of 2021 Floating Rate Notes	Principal Amount of 2021 Notes	Principal Amount of 2023 Notes	Principal Amount of 2025 Notes	Principal Amount of 2028 Notes	Principal Amount of 2048 Notes
Credit Suisse Securities (USA) LLC	$	$	$	$	$	$	$
Barclays Capital Inc.
Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
BNP Paribas Securities Corp.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Total	$	$	$	$	$	$	$

The underwriting agreement provides that the underwriters are obligated, severally and not jointly, to purchase all of the notes if any are purchased.  The underwriters will sell the notes to the public when and if the underwriters buy the notes from us.

Each series of notes is a new issue of securities with no established trading market and will not be listed on any national securities exchange.  The underwriters have advised us that they intend to make a market for the notes, but they have no obligation to do so and may discontinue market making at any time without providing any notice.  No assurance can be given as to the liquidity of any trading market for the notes.

The underwriters have advised us that they propose to initially offer the notes to the public for cash at the public offering prices set forth on the cover of this prospectus supplement, and that they may offer the notes to certain dealers at such price less concessions not in excess of (i)       % of the principal amount of the 2020 floating rate notes, (ii)      % of the principal amount of the 2021 floating rate notes, (iii)      % of the principal amount of the 2021 notes, (iv)      % of the principal amount of the 2023 notes, (v)      % of the principal amount of the 2025 notes, (vi)      % of the principal amount of the 2028 notes and (vii)     % of the principal amount of the 2048 notes.  Any underwriter may allow, and any such dealer may reallow, to certain other dealers, a concession not in excess of (i)       % of the principal amount of the 2020 floating rate notes, (ii)     % of the principal amount of the 2021 floating rate notes, (iii)     % of the principal amount of the 2021 notes, (iv)     % of the principal amount of the 2023 notes, (v)     % of the principal amount of the 2025 notes, (vi)     % of the principal amount of the 2028 notes and (vii)     % of the principal amount of the 2048 notes.  After the public offering of the notes, the public offering prices and other selling terms may be changed.  The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We have also agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

The underwriters may engage in over-allotment, stabilizing transactions, covering transactions and penalty bids in accordance with Regulation M under the Exchange Act, as follows:

•Over-allotment involves sales in excess of the offering size, which creates a short position for the underwriters.

•Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•Covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions.

•Penalty bids permit the underwriters to reclaim a selling concession from a broker/dealer when the notes originally sold by such broker/dealer are purchased in a stabilizing or covering transaction to cover short positions.

These stabilizing transactions, covering transactions and penalty bids may cause the price of the notes to be higher than it would otherwise be in the absence of these transactions.  The underwriters will not be required to engage in these activities, and may engage in these activities, and may end any of these activities, at any time without notice.

Expenses associated with this offering, to be paid by us, are estimated to be $         million.

Certain of the underwriters and their affiliates have engaged, and may in the future engage, in banking, financial advisory and other commercial dealings with us and our affiliates, for which they have earned and may earn customary fees and commissions.  Certain of the underwriters or their affiliates have acted as financial advisors to us in connection with the Transactions and may receive fees in connection therewith.  Certain affiliates of the underwriters act as lenders and agents under our U.S. committed revolving credit facility and the New Credit Agreement and receive fees in connection with such roles.  Certain of the underwriters and/or their respective affiliates have also agreed to provide interim financing to us to fund the Transactions under certain circumstances (and subject to customary conditions) in the event this offering is not consummated, for which these underwriters and/or their respective affiliates will be paid customary fees.  These interim financing commitments will be reduced by the aggregate principal amount of notes issued in this offering upon the closing of this offering.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers.  Such investments and securities activities may involve securities and/or instruments of ours or our affiliates.  If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies.  Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby.  Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby.  The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Settlement Cycle

It is expected that delivery of the notes will be made against payment thereof on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the        business day following the date of the pricing of the notes (such settlement being referred to as “T+     “).  Under Rule 15c6-1 of the Exchange Act, trades in the secondary market are generally required to settle in two business days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade notes on the date of pricing or on the next       succeeding business days will be required, by virtue of the fact that the notes will initially settle in T+      , to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement.

Selling Restrictions

European Economic Area

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2002/92/EC (as amended, the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended, the “Prospectus Directive”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement has been prepared on the basis that any offer of notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. This prospectus supplement is not a prospectus for the purposes of the Prospectus Directive.

United Kingdom

Each of the underwriters severally represents warrants and agrees as follows:

(a)it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (FSMA) received by it in connection with the issue or sale of the securities in circumstances in which Section 21 of the FSMA does not apply to us; and

(b)it has complied with, and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom.

Hong Kong

The notes may not be offered or sold in Hong Kong by means of any document other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap.571) of Hong Kong and any rules made under that Ordinance, or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap.32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance.  No advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time.  For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore.  Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than

(i)to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or

(ii)otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the securities pursuant to an offer made under Section 275 of the SFA except:

(a)to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)where no consideration is or will be given for the transfer;

(c)where the transfer is by operation of law;

(d)as specified in Section 276(7) of the SFA; or

(e)as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Taiwan

The notes have not been, and will not be, registered with the Financial Supervisory Commission of Taiwan, the Republic of China (“Taiwan”) pursuant to applicable securities laws and regulations. No person or entity in Taiwan is authorized to distribute or otherwise intermediate the offering of the notes or the provision of information relating to the offering of the notes, including, but not limited to, this prospectus supplement and the accompanying prospectus. The notes may be made available for purchase outside Taiwan by investors residing in Taiwan (either directly or through properly licensed Taiwan intermediaries acting on behalf of such investors), but may not be issued, offered or sold in Taiwan.

Switzerland

This prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the notes described herein.  The notes may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland.  Neither this prospectus supplement nor any other offering or marketing material relating to the notes constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus within the meaning of the listing rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland, and neither this prospects supplement nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus supplement nor any other offering or marketing material relating to the offering, nor us nor the notes have been or will be filed with or approved by any Swiss regulatory authority.  The notes are not subject to the supervision by any Swiss regulatory authority, e.g., the Swiss Financial Markets Supervisory Authority FINMA (“FINMA”), and investors in the notes will not benefit from protection or supervision by such authority.

Canada

Resale Restrictions

The distribution of the notes in Canada is being made only in the provinces of Ontario, Quebec, Alberta and British Columbia on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of these notes are made.  Any resale of the notes in Canada must be made under applicable securities laws which may vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority.  Purchasers are advised to seek legal advice prior to any resale of the notes.

Representations of Purchasers

By purchasing the notes in Canada and accepting delivery of a purchase confirmation, a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

•the purchaser is entitled under applicable provincial securities laws to purchase the notes without the benefit of a prospectus qualified under those securities laws as it is an “accredited investor” as defined under National Instrument 45-106 – Prospectus Exemptions,

•the purchaser is a “permitted client” as defined in National Instrument 31-103 - Registration Requirements, Exemptions and Ongoing Registrant Obligations,

•where required by law, the purchaser is purchasing as principal and not as agent, and

•the purchaser has reviewed the text above under Resale Restrictions.

Conflicts of Interest

Canadian purchasers are hereby notified that the underwriters are relying on the exemption set out in section 3A.3 or 3A.4, if applicable, of National Instrument 33-105 – Underwriting Conflicts from having to provide certain conflict of interest disclosure in this prospectus supplement.

Statutory Rights of Action

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if the offering memorandum (including any amendment thereto) such as this prospectus supplement contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory.  The purchaser of these securities in Canada should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons.  All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of the notes should consult their own legal and tax advisors with respect to the tax consequences of an investment in the notes in their particular circumstances and about the eligibility of the notes for investment by the purchaser under relevant Canadian legislation.

LEGAL MATTERS

The validity of the notes and certain matters of New York law will be passed upon for us by Weil, Gotshal & Manges LLP (New York).  Certain legal matters under New Jersey law will be passed upon for us by Mark Migliaccio, our Chief Counsel—Securities and Corporate Finance. Mr. Migliaccio beneficially owns or has rights to acquire an aggregate of less than 1% of the outstanding shares of our common stock. Certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell LLP (New York).

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the fiscal year ended July 30, 2017 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The audited historical financial statements of Snyder’s-Lance, Inc. and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in Campbell Soup Company’s Current Report on Form 8-K dated March 5, 2018 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

CAMPBELL SOUP COMPANY

DEBT SECURITIES

From time to time, we may sell debt securities consisting of debentures, notes or other unsecured evidences of indebtedness on terms we will determine at the times we sell the debt securities. When we decide to sell a particular series of debt securities, we will prepare and deliver a supplement to this prospectus describing the particular terms of the debt securities we are offering.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis, at prices and on other terms to be determined at the time of offering. We reserve the sole right to accept, and together with any agents, dealers and underwriters, reserve the right to reject, in whole or in part, any proposed purchase of securities. If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth their names and any applicable commissions or discounts. The net proceeds to us from the sale of securities also will be set forth in the applicable prospectus supplement.

Unless otherwise stated in a prospectus supplement, none of these securities will be listed on any securities exchange. Before you invest, you should carefully read this prospectus, any applicable prospectus supplement and information described under the headings “Where You Can Find More Information About Us” and “Documents Incorporated by Reference.”

Investing in our securities involves certain risks. See the “Risk Factors” section on page 2 of this prospectus and the risk factors we incorporate by reference herein and, if any, in the relevant prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 10, 2017.

iii

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell the securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement or a free writing prospectus that will contain specific information about the terms of that offering. The prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus. You should read both this prospectus, any prospectus supplement and any free writing prospectus together with the additional information described under the heading “Where You Can Find More Information About Us.”

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any related prospectus supplement or free writing prospectus prepared by us or on our behalf or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell debt securities only in jurisdictions where offers and sales are permitted. The information contained in or incorporated by reference in this prospectus or any prospectus supplement or in any such free writing prospectus is accurate only as of its respective date, regardless of the time of delivery of this prospectus, any prospectus supplement or any such free writing prospectus or any sale of debt securities. Our business, financial condition, results of operations and prospects may have changed since that date.

In this prospectus, unless otherwise stated, the terms “we,” “us” and “our” refer to Campbell Soup Company and our consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We file annual, quarterly and current reports, proxy statements and other information and documents with the SEC. You may read and copy any document we file with the SEC:

•in the public reference room maintained by the SEC in Washington, D.C. (100 F Street, N.E., Room 1580, Washington, D.C. 20549). Copies of such materials can be obtained from the SEC’s public reference section at prescribed rates. You may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330, or

•on the SEC website located at www.sec.gov.

This Prospectus is part of a Registration Statement filed on Form S-3 with the SEC under the Securities Act of 1933, as amended (the “Securities Act”). This prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules to the Registration Statement. For further information concerning us and the securities, you should read the entire Registration Statement and the additional information described under “Documents Incorporated by Reference” below. The Registration Statement has been filed electronically and may be obtained in any manner listed above. Any statements contained in this prospectus concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.

Information about us is also available on our website at www.campbellsoupcompany.com, under the “Investor Center – Financial Information – SEC Filings” caption. This URL and the SEC’s URL above are intended to be inactive textual references only. Information on our website is not a part of this prospectus.

iv

DOCUMENTS INCORPORATED BY REFERENCE

The SEC’s rules allow us to incorporate by reference information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

We incorporate by reference into this prospectus the following documents or information filed (File No. 1-3822) with the SEC (other than, in each case, information deemed to have been furnished or not filed in accordance with the SEC rules):

•Our Annual Report on Form 10-K for the fiscal year ended July 31, 2016;

•Our Quarterly Reports on Form 10-Q for the quarters ended October 30, 2016, January 29, 2017 and April 30, 2017;

•Our Current Reports on Form 8-K filed with the SEC on July 6, 2017, May 11, 2017, March 23, 2017, February 9, 2017, December 12, 2016, November 17, 2016 and October 17, 2016; and

•Our Definitive Proxy Statement on Schedule 14A filed with the SEC on October 7, 2016.

Each document filed subsequent to the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents. Any statement contained in a document filed prior to the date of this Registration Statement and incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

You may electronically access these documents through our website, www.campbellsoupcompany.com, under the “Investor Center – Financial Information – SEC Filings” caption. We are not incorporating the contents of the website into this prospectus. You may also request a copy of these filings, at no cost, by writing to or telephoning us at the following address:

Investor Relations
Campbell Soup Company
One Campbell Place
Camden, New Jersey 08103-1799
1-800-840-2865

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference herein, contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current expectations regarding our future results of operations, economic performance, financial condition and achievements. We try, wherever possible, to identify these forward-looking statements by using words such as “anticipate,” “believe,” “estimate,” “expect,” “will” and similar expressions. One can also identify them by the fact that they do not relate strictly to historical or current facts. These statements reflect our current plans and expectations and are based on information currently available to us. They rely on a number of assumptions regarding future events and estimates which could be inaccurate and which are inherently subject to risks and uncertainties.

We wish to caution the reader that the following important factors and those important factors described in Item 1A of our most recent Annual Report on Form 10-K filed with the SEC (as updated from time-to-time by our Quarterly Reports on Form 10-Q filed with the SEC) could affect our actual results and could cause such results to vary materially from those expressed in any forward-looking statements made by us or on our behalf:

•our ability to successfully manage changes to our organizational structure and/or business processes, including our selling, distribution, manufacturing and information management systems or processes;

•our ability to realize projected cost savings and benefits from our efficiency and/or restructuring initiatives;

•the impact of strong competitive response to our efforts to leverage our brand power with product innovation, promotional programs and new advertising;

•changes in consumer demand for our products and favorable perception of our brands;

•product quality and safety issues, including recalls and product liabilities;

•the risks associated with trade and consumer acceptance of product improvements, shelving initiatives, new products and pricing and promotional strategies;

•a changing customer landscape, with value and e-commerce retailers expanding their market presence, while certain of our key customers continue to increase their significance to our business;

•changing inventory management practices by certain of our key customers;

•disruptions to our supply chain, including fluctuations in the supply of and inflation in energy and raw and packaging materials cost;

•the impact of non-U.S. operations, including export and import restrictions, public corruption and compliance with foreign laws and regulations;

•the ability to complete and to realize the projected benefits of acquisitions, divestitures and other business portfolio changes;

•the uncertainties of litigation and regulatory actions against us;

•the possible disruption to the independent contractor distribution models used by certain of our businesses, including as a result of litigation or regulatory actions affecting their independent contractor classification;

•our ability to protect our intellectual property rights;

•impairment to goodwill or other intangible assets;

•increased liabilities and costs related to our defined benefit pension plans;

•a material failure in or breach of our information technology systems;

•our ability to attract and retain key personnel;

•changes in currency exchange rates, tax rates, interest rates, debt and equity markets, inflation rates, economic conditions, law, regulation and other external factors; and

•unforeseen business disruptions in one or more of our markets due to political instability, civil disobedience, terrorism, armed hostilities, extreme weather conditions, natural disasters or other calamities.

This discussion of uncertainties is by no means exhaustive but is designed to highlight important factors that may impact our outlook. We disclaim any obligation or intent to update forward-looking statements made by us in order to reflect new information, events or circumstances after the date they are made.

CAMPBELL SOUP COMPANY

We are a manufacturer and marketer of high-quality, branded food and beverage products. We manage our businesses in three divisions focused mainly on product categories. The divisions, which represent our operating and reportable segments, are as follows: Americas Simple Meals and Beverages; Global Biscuits and Snacks; and Campbell Fresh. We organized as a business corporation under the laws of New Jersey on November 23, 1922; however, through predecessor organizations, we trace our heritage in the food business back to 1869. Our principal executive offices are in Camden, New Jersey 08103-1799. We maintain a website at www.campbellsoupcompany.com where general information about us is available. We are not incorporating the contents of the website into this prospectus.

RISK FACTORS

Investing in the debt securities involves risks. Before making a decision to invest in the debt securities, in addition to the other information contained in this prospectus and any prospectus supplement, you should carefully consider the risks described under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended July 31, 2016 and in other documents that we include or incorporate by reference in this prospectus. See “Where You Can Find More Information About Us.”

USE OF PROCEEDS

Unless we describe a different use of proceeds from an offering in the related prospectus supplement, we intend to use the net proceeds from the sales of the debt securities offered by this prospectus for general corporate purposes, which may include, but are not limited to, funding for working capital, payment of dividends, capital expenditures, repurchases of our common stock, repayment of debt, and acquisitions. We may temporarily invest funds that are not immediately needed for these purposes in short-term investments, including, but not limited to, marketable securities.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges for the periods shown:

Nine Months Ended
	Fiscal Year Ended
4/30/17	7/31/16	8/02/15	8/03/14	7/28/13	7/29/12
9.5	7.4	8.4	9.0	9.5	6.4

The ratios of earnings to fixed charges were computed by dividing our earnings by fixed charges. For this purpose, earnings include the sum of earnings from continuing operations before taxes, amortization of capitalized interest, and fixed charges, less capitalized interest. Fixed charges include interest expense, capitalized interest, amortization of debt expenses and one-third of rent expense, which represents a reasonable approximation of the interest factor. In the nine-month period ended April 30, 2017, and fiscal years 2016, 2015, 2014, 2013 and 2012, we incurred pre-tax losses/(gains) of $20 million, $313 million, $138 million, $31 million, ($285) million, and ($395) million, respectively, associated with mark-to-market adjustments for defined benefit pension and postretirement plans. In the nine-month period ended April 30, 2017, and fiscal years 2016, 2015, 2014, 2013 and 2012, we recorded pre-tax restructuring charges, administrative expenses and related costs of $18 million, $78 million, $124 million, $58 million, $138 million, and $7 million, respectively. In fiscal year 2017, we recorded a non-cash impairment charge of $212 million related to the intangible assets of the Bolthouse Farms carrot and carrot ingredients reporting unit and the Garden Fresh Gourmet reporting unit. In fiscal year 2016, we recorded a non-cash impairment charge of $141 million related to the intangible assets of the Bolthouse Farms carrot and carrot ingredients reporting unit and a pre-tax gain of $25 million from a settlement of a claim related to the Kelsen acquisition. In fiscal year 2014, we recorded a pre-tax loss of $9 million on foreign exchange forward contracts used to hedge the proceeds from the sale of the European simple meals business. In fiscal years 2013 and 2012, we recorded pre-tax transaction costs of $10 million and $5 million, respectively, associated with the acquisition of Bolthouse Farms.

DESCRIPTION OF DEBT SECURITIES

We may issue senior debt securities in one or more series under the indenture, dated as of March 19, 2015, between us and Wells Fargo Bank, National Association, as trustee, which we refer to as the “senior indenture.” We may also issue subordinated debt securities in one or more series under the indenture to be entered into between us and Wells Fargo Bank, National Association, as trustee, which we refer to as the “subordinated indenture” and together with the senior indenture as the “indentures” or each of the senior indenture and the subordinated indenture individually, as the “applicable indenture.” For purposes of this section, we refer to: (i) the senior debt securities together with the subordinated debt securities as the “debt securities;” and (ii) Wells Fargo, National Association, or any successor or additional trustee, in its respective capacity as trustee under the applicable indenture, as the “trustee.” The indentures are filed as exhibits to the registration statement that includes this prospectus. See “Where You Can Find More Information About Us” for information on how to obtain copies of the indentures. The indentures have been qualified under the Trust Indenture Act of 1939, as amended, which we refer to as the “Trust Indenture Act.”

This summary of the indentures and the debt securities relates to terms and conditions applicable to the debt securities generally. We will summarize the particular terms of any series of debt securities in the applicable prospectus supplement. If indicated in the prospectus supplement, the terms of any series may differ from the terms summarized below. Because the summary of the material provisions of the indentures and the debt securities set forth below and the summary of the material terms of a particular series of debt securities set forth in the applicable prospectus supplement are not complete, you should refer to the indentures and the debt securities for complete information regarding the terms and provisions of the indentures (including defined terms) and the debt securities. Wherever we refer to particular articles, sections or defined terms of the indentures in this prospectus or in a prospectus supplement, those articles, sections or defined terms are incorporated in this prospectus and the prospectus supplement by reference, and the statement with respect to which such reference is made is qualified in its entirety by such reference. In addition, unless specified otherwise, references to such particular articles, sections or defined terms are applicable to both the senior indenture and the subordinated indenture. Capitalized terms used and not otherwise defined in this section shall have the meanings assigned to them in the indenture. In this “Description of Debt Securities,” the terms the “Company,” “we,” “us” and “our” refer to Campbell Soup Company only, and do not include our consolidated subsidiaries.

The senior debt securities will be unsecured and will rank on parity with all of our other unsecured and unsubordinated obligations. Unless otherwise provided in the prospectus supplement, each series of subordinated debt securities will rank equally with all other series of subordinated debt securities issued under the subordinated indenture and will be unsecured and subordinate and junior in right of payment to all of our senior debt (as defined below). See “—Subordination Under Subordinated Indenture.”

General

The indentures do not limit the amount of debt securities which we may issue under the indentures and provide that debt securities may be issued thereunder up to the aggregate principal amount which our board of directors may authorize from time to time. Debt securities may be issued from time to time in one or more series.

Please refer to the prospectus supplement relating to any particular series of debt securities we may offer for the following terms of such series:

(a)the designation, aggregate principal amount and authorized denominations of the offered debt securities;

(b)the price (expressed as a percentage of the aggregate principal amount thereof) at which the offered debt securities will be issued;

(c)the date or dates on which the offered debt securities will mature;

(d)the annual rate, if any, at which the offered debt securities will bear interest;

(e) the date from which such interest, if any, on the offered debt securities will accrue, the dates on which such interest, if any, will be payable, the date on which payment of such interest, if any, will commence and, with respect to offered debt securities in registered form, the regular record dates for such interest payment dates;

(f) any optional or mandatory sinking fund provisions;

(g)the date, if any, after which and the price or prices at which the offered debt securities may, pursuant to any optional or mandatory redemption provisions, be redeemed at our option or at the option of the holder and any other terms and provisions of such optional or mandatory redemptions;

(h) the denominations in which any offered debt securities of a series which are registered securities will be issuable if other than denominations of $1,000 and any integral multiple thereof, and the denominations in which any offered debt securities of the series which are bearer securities will be issuable if other than denominations of $5,000;

(i) if other than the principal amount thereof, the portion of the principal amount of offered debt securities of the series which will be payable upon declaration of acceleration of maturity thereof;

(j) any events of default with respect to the offered debt securities of the series, if not set forth in the applicable indenture;

(k) the currency or currencies, including composite currencies, in which payment of the principal of (and premium, if any) and interest, if any, on the offered debt securities of the series will be payable (if other than the currency of the United States of America), which unless otherwise specified will be the currency of the United States of America as at the time of payment which is the legal tender for payment of public or private debts;

(l) if the principal of (and premium, if any), or interest, if any, on the offered debt securities of the series is to be payable, at our election or at the election of any holder thereof, in a coin or currency other than that in which the offered debt securities of the series are stated to be payable, the period or periods within which, and the terms and conditions upon which, such election may be made;

(m)if such offered debt securities are to be denominated in a currency or currencies, including composite currencies, other than the currency of the United States of America, the equivalent price in the currency of the United States of America;

(n) if the amount of payments of principal of (and premium if any), or portions thereof, or interest, if any, on the offered debt securities of the series may be determined with reference to an index, formula or other method, the manner in which such amounts will be determined;

(o) whether the offered debt securities will be issuable in registered or bearer form or both, any restrictions applicable to the offer, sale or delivery of any offered debt securities issuable in bearer form and whether, and, if so, the terms upon which, any offered debt securities in bearer form will be exchangeable for offered debt securities in registered form;

(p) whether such offered debt securities are to be issued in whole or in part in the form of one or more global securities and, if so, the method of transferring beneficial interests in such global security or global securities;

(q) whether the offered debt securities of any series shall be issued upon original issuance in whole or in part in the form of one or more book-entry securities;

(r) the application, if any, of certain provisions of the applicable indenture relating to defeasance and discharge, and certain conditions thereto;

(s) with respect to the offered debt securities of the series, any deletions from, modifications of or additions to the events of default or any covenants, whether or not such events of default or covenants are consistent with the events of default or covenants set forth in the applicable indenture;

(t)any U.S. Federal income tax consequences applicable to the offered debt securities;

(u) in the case of the subordinated indenture, any provisions regarding subordination; and

(v) additional terms not inconsistent with the provisions of the applicable indenture.

Debt securities of a series may be issued in registered form or bearer form or both as specified in the terms of the series, may be issued in whole or in part in the form of one or more global securities and may be issued as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company, or another depositary named by the Company and identified in a prospectus supplement with respect to such series. The prospectus supplement will specify whether the offered debt securities will be registered, bearer, global or book-entry form.

So long as the depositary for a global security or its nominee is the registered owner of such global security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by such global security for all purposes. Except in certain circumstances, owners of beneficial interests in a global security will not be entitled to have any of the individual debt securities represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of any such debt securities in definitive form and will not be considered the owners or holders thereof.

Unless the prospectus supplement relating thereto specifies otherwise, debt securities denominated in U.S. dollars will be issued only in denominations of $1,000 or any integral multiple thereof, and bearer securities denominated in U.S. dollars will be issued only in denominations of $5,000. The prospectus supplement relating to a series of debt securities denominated in a foreign or composite currency will specify the denomination thereof.

At the option of the holder and subject to the terms of the applicable indenture, bearer securities (with all unmatured coupons, except as provided below, and all matured coupons in default) of any series will be exchangeable into an equal aggregate principal amount of registered securities or, in the case of global bearer securities, registered securities or bearer securities of the same series (with the same interest rate and maturity date). Bearer securities surrendered in exchange for registered securities between the record date and the relevant date for payment of interest will be surrendered without the coupon relating to such date for payment of interest and interest accrued as of such date will not be payable in respect of the registered security issued in exchange for such bearer security, but will be payable only to the holder of such coupon when due in accordance with the terms of the applicable indenture. Registered securities of any series will be exchangeable into an equal aggregate principal amount of registered securities of the same series (with the same interest rate and maturity date) of different authorized denominations. Registered securities may not be exchanged for bearer securities.

A book-entry security may not be registered for transfer or exchange (other than as a whole by the depository to a nominee or by such nominee to such depository) unless:

(a)the depository or such nominee notifies us that it is unwilling or unable to continue as depository,

(b)the depository ceases to be qualified as required by the applicable indenture,

(c)we instruct the trustee in accordance with the applicable indenture that such book-entry securities shall be so registrable and exchangeable,

(d)there shall have occurred and be continuing an event of default or an event which after notice or lapse of time would be an event of default with respect to the debt securities evidenced by such book-entry securities or

(e)there shall exist such other circumstances, if any, as may be specified in the applicable prospectus supplement.

Each holder agrees to indemnify the Company and the trustee against any liability that may result from the holder’s transfer, exchange or assignment of a security in violation of any provision of the applicable indenture and/or applicable United States Federal or state securities law. The trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under the applicable indenture or under applicable law with respect to any transfer of a security (including any transfers between or among depositary participants or beneficial owners of interests in any global security) other than to require delivery of such certificates and other documentation or evidence as the applicable indenture expressly requires.

No service charge will be made for any transfer or exchange of the debt securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Unless we indicate otherwise in the prospectus supplement, principal (and premium, if any) will be payable and registered securities will be transferable at the corporate trust office of the trustee or such other paying agent as we may appoint from time to time, as specified in the applicable prospectus supplement. Unless other arrangements are made, we will pay interest, if any, by checks mailed to the holders of registered securities at their registered addresses. We will make payment with respect to debt securities represented by a global security registered in the name of a depository or its nominee to the depository or its nominee, as the case may be, as the registered owner of the global security. To the extent set forth in the prospectus supplement relating thereto, any bearer securities and the coupons appertaining thereto will be payable against surrender thereof, subject to any applicable laws and regulations, at the offices of such paying agencies outside the United States as we may appoint from time to time.

One or more series of the debt securities may be issued as discounted debt securities (bearing no interest or interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their stated principal amount. U.S. Federal income tax consequences and other special considerations applicable to any such discounted debt securities will be described in the prospectus supplement relating thereto.

Under the indentures, we will have the ability to issue debt securities with terms different from those of debt securities previously issued.

Certain Covenants

Restrictions on Secured Debt

If the Company or any Restricted Subsidiary shall incur or guarantee any evidence of indebtedness for money borrowed (“Debt”) secured by a mortgage, pledge or lien (“Mortgage”) on any Principal Property of the Company or any Restricted Subsidiary, or on any share of stock or Debt of any Restricted Subsidiary, the Company will secure or cause such Restricted Subsidiary to secure all series of debt securities equally and ratably with (or, at the Company’s option, prior to) such secured Debt, unless the aggregate amount of all such secured Debt, together with all Attributable Debt with respect to sale and leaseback transactions involving Principal Properties (with the exception of such transactions which are excluded as described in “Restrictions on Sales and Leasebacks” below), would not exceed 10% of Consolidated Net Assets.

The above restriction will not apply to, and there will be excluded from secured Debt in any computation under such restrictions, Debt secured by:

(a)Mortgages on property of, or on any shares of stock or Debt of, any corporation existing at the time such corporation becomes a Restricted Subsidiary,

(b)Mortgages in favor of the Company or a Restricted Subsidiary,

(c)Mortgages in favor of governmental bodies to secure progress, advance or other payments,

(d)Mortgages on property, shares of stock or Debt existing at the time of acquisition thereof, including acquisition through merger or consolidation, and purchase money and construction Mortgages which are entered into within specified time limits,

(e)Mortgages securing certain federal tax-exempt obligations issued by a state or local government entity to finance the acquisition or construction of property,

(f)mechanics and similar liens arising in the ordinary course of business in respect of obligations not due or being contested in good faith,

(g)Mortgages arising from deposits with or the giving of any form of security to any governmental authority required as a condition in the transaction of business or exercise of any privilege, franchise or license,

(h)Mortgages for taxes, assessments or governmental charges or levies which are not then due or, if delinquent, are being contested in good faith,

(i)Mortgages, including judgment liens, arising from legal proceedings being contested in good faith, and

(j)any extension, renewal or refunding of any Mortgage referred to in the foregoing clauses (a) through (i) inclusive.

Restrictions on Sales and Leasebacks

Neither the Company nor any Restricted Subsidiary may enter into any sale and leaseback transaction involving any Principal Property, unless the aggregate amount of all Attributable Debt with respect to such transactions plus all Debt secured by Mortgages on Principal Properties (with the exception of secured Debt which is excluded as described in “Restrictions on Secured Debt” above) would not exceed 10% of Consolidated Net Assets.

This restriction will not apply to, and there shall be excluded from Attributable Debt in any computation under such restriction, any sale and leaseback transaction if:

(a) the lease is for a period, including renewal rights, of not in excess of five years,

(b)the sale and leaseback of the Principal Property is entered into prior to, at the time of, or within 180 days after the later of its acquisition or completion of its construction,

(c)the lease secures or relates to certain federal tax-exempt obligations issued by a state or local government entity to finance the acquisition or construction of property,

(d)the transaction is between the Company and a Restricted Subsidiary or between Restricted Subsidiaries or

(e)the Company or such Restricted Subsidiary, within 180 days after the sale is completed, applies to the retirement of debt securities or Funded Debt of the Company or a Restricted Subsidiary ranking on parity with or senior to the debt securities, or to the purchase of other property which will constitute Principal Property of a value at least equal to the value of the Principal Property leased, an amount not less than the greater of:

(1) the net proceeds of the sale of the Principal Property leased or

(2)the fair market value of the Principal Property leased.

In lieu of applying proceeds to the retirement of Funded Debt, debentures or notes (including the debt securities) of the Company or a Restricted Subsidiary may be surrendered to the applicable trustee for cancellation at a value equal to the principal amount thereof or the Company or a Restricted Subsidiary may credit the principal amount of Funded Debt voluntarily retired within 180 days after such sale.

Unless otherwise indicated in a prospectus supplement, the covenants contained in the indentures and the debt securities would not necessarily afford holders of the debt securities protection in the event of a highly leveraged or other transaction involving the Company that may adversely affect holders of debt securities.

Certain Definitions

“Attributable Debt” means, as to any particular lease under which any Person is at the time liable and at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such Person under such lease during the remaining primary term thereof, discounted from the respective due dates thereof to such date at the actual percentage rate inherent in such arrangements as determined in good faith by the Company. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of the amount payable by the lessee with respect to such period after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be terminated.

“Consolidated Net Assets” means total assets after deducting therefrom all current liabilities as set forth on the most recent balance sheet of the Company and its consolidated subsidiaries and computed in accordance with generally accepted accounting principles.

“Funded Debt” means (a) all indebtedness for money borrowed having a maturity of more than 12 months from the date as of which the determination is made or having a maturity of 12 months or less but by its terms being renewable or extendable beyond 12 months from such date at the option of the borrower and (b) rental obligations payable more than 12 months from such date under leases which are capitalized in accordance with generally accepted accounting principles (such rental obligations to be included as Funded Debt at the amount so capitalized).

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Principal Property” means any manufacturing or processing plant or warehouse owned at the date hereof or hereafter acquired by the Company or any Restricted Subsidiary of the Company which is located within the United States of America and the gross book value (including related land and improvements thereon and all machinery and equipment included therein without deduction of any depreciation reserves) of which on the date as of which the determination is being made exceeds 2% of Consolidated Net Assets other than (a) any property which in the opinion of the board of directors is not of material importance to the total business conducted by the Company as an entirety or (b) any portion of a particular property which is similarly found not to be of material importance to the use or operation of such property.

“Restricted Subsidiary” means a subsidiary of the Company (a) substantially all the property of which is located, or substantially all the business of which is carried on, within the United States of America and (b) which owns a Principal Property, but does not include a subsidiary of the Company engaged primarily in the development and sale or financing of real property.

Merger and Consolidation

The Company will not merge or sell, convey, transfer or lease all or substantially all of its assets unless the successor Person is the Company or another Person that assumes the Company’s obligations on the debt securities and under the indentures and, after giving effect to such transaction, the Company or the successor Person would not be in default under the indentures.

Events of Default

The indentures define “events of default” with respect to the debt securities of any series as being one of the following events:

(a)default in the payment of any installment of interest on that series for 30 days after becoming due;

(b)default in the payment of principal (or premium, if any) on that series when due;

(c)default in the deposit of any sinking fund payment when due;

(d)default in the performance of any other covenant with respect to the debt securities of that series or in the indenture (other than a covenant included in the indenture solely for the benefit of any series of debt securities other than that series) continued for 90 days after notice;

(e)certain events of bankruptcy, insolvency or reorganization; and

(f)any other event of default provided with respect to debt securities of that series.

The indentures contain no events of default or other provisions which specifically afford holders of the debt securities protection in the event of a highly leveraged transaction.

If an event of default shall occur and be continuing with respect to the debt securities of any series, either the trustee or the holders of at least 25% in principal amount of the debt securities of that series then outstanding may declare the principal (or such portion thereof as may be specified in the prospectus supplement relating to such series) of the debt securities of such series and the accrued interest thereon, if any, to be due and payable. Each indenture provides that the trustee shall, within 90 days after the occurrence of a default known to a responsible officer of the trustee, give the holders of debt securities notice of all uncured defaults known to it (the term “default” to mean the events specified above without grace periods); provided that, except in the case of default in the payment of principal of or interest on any debt security, the trustee shall be protected in withholding such notice if it in good faith determines the withholding of such notice is in the interest of the holders of debt securities. At any time after such declaration of acceleration has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the debt securities of that series then outstanding, by written notice to the Company and the trustee, may, in certain circumstances, rescind and annul such declaration.

With respect to each indenture, the Company will furnish to the trustee annually a statement by certain officers of the Company to the effect that to the best of their knowledge the Company is not in default in the fulfillment of any of its obligations under the indenture or, if there has been a default in the fulfillment of any such obligation, specifying each such default. In addition, so long as any of the debt securities are outstanding, the Company shall, within five business days of the chief financial officer, the treasurer or the controller of the Company obtaining actual knowledge of a default or event of default with respect to the debt securities, deliver to the trustee an Officers’ Certificate specifying such default or event of default.

The holders of a majority in principal amount of the outstanding debt securities of any series will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of such series, and to waive certain defaults with respect thereto. Each indenture will provide that in case an event of default shall occur and be continuing, the trustee shall exercise such of its rights and powers under such indenture, and use the same degree of care and skill in its exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request of any of the holders of debt securities unless they first shall have offered to the trustee security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request.

Modification of the Indenture and Waiver

Each indenture provides that the Company and the trustee may enter into supplemental indentures with respect to such indenture without the consent of the holders of the debt securities governed by such indenture to:

(a)evidence the assumption by a successor corporation of the obligations of the Company,

(b)add covenants for the protection of the holders of debt securities,

(c)add any additional events of default,

(d)change or eliminate any provision of the applicable indenture, provided such change or elimination shall become effective only when there is no debt security of any series outstanding prior to the supplemental indenture with benefits from such provision,

(e)cure any ambiguity, to correct or supplement any provision in the applicable indenture which may be defective or inconsistent with any other provision in the applicable indenture; or to make any other provisions with respect to matters or questions arising under the applicable indenture, provided that such action does not adversely affect the interests of the holders in any material respect,

(f)establish the form or terms of debt securities of any series,

(g)conform the text of the applicable indenture or any debt security issued thereunder to any provision in this “Description of Debt Securities” or in the corresponding section of any prospectus supplement to the extent such provision in this “Description of Debt Securities” or in the corresponding section of any prospectus supplement was intended to be a verbatim recitation of a provision in the applicable indenture or such security, as set forth in an Officers’ Certificate,

(h)secure the debt securities and related coupons, if any, and

(i)evidence the acceptance of appointment by a successor trustee.

With respect to each indenture, with certain exceptions, the indenture may be modified or amended with the consent of the holders of not less than a majority in principal amount of the outstanding debt securities of each series governed by such indenture that is affected by the modification; provided, however, that no such modification or amendment may be made, without the consent of the holder of each debt security affected, which would, among other things,

(a) reduce the principal amount of or the interest on any debt security, change the stated maturity of the principal of, or any installment of interest on, any debt security or the other terms of payment thereof,

(b) reduce the above-stated percentage of debt securities, the consent of the holders of which is required to modify or amend the indenture, or the percentage of debt securities of any series, the consent of the holders of which is required to waive certain past defaults,

(c) change any obligation of the Company to maintain an office or agency in the places and for the purposes specified in Section 10.02 of the indenture,

(d) modify any of the provisions referred to in clauses (a), (b) and (c) above or clauses (a) and (b) below, except to increase the percentages referred to below or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding debt security affected thereby, or

(e)in case of the subordinated indenture, modify the provisions with respect to the subordination of outstanding subordinated debt securities in a manner materially adverse to the holders of outstanding subordinated debt securities of a series without the consent of 75% in aggregate principal amount of such securities.

With respect to each indenture, the holders of at least a majority in principal amount of the debt securities of each series outstanding may, on behalf of the holders of all the debt securities of that series, waive, insofar as that series is concerned, (a) compliance by the Company with certain restrictive provisions of the indenture and (b) any past default under the indenture, except a default (1) in the payment of principal of (and premium, if any) or any interest on any debt security of such series and (2) in respect of a covenant, or provision of the indenture which cannot be modified or amended without the consent of the holder of each debt security of such series outstanding affected; provided that in the case of the subordinated indenture, the waiver of provisions with respect to the subordination of the outstanding subordinated debt securities in a manner materially adverse to the holders of outstanding subordinated debt securities of a series requires the consent of the holders of at least 75% in aggregate principal amount of such series.

Defeasance and Discharge

Each indenture provides that with respect to such indenture the Company may specify that, with respect to the debt securities of a certain series, it will be discharged from any and all obligations in respect of such debt securities (except for certain obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold monies for payment in trust and, if so specified with respect to the debt securities of a certain series, to pay the principal of (and premium, if any) and interest, if any, on such specified debt securities) upon the deposit with the trustee, in trust, of money and/or U.S. government obligations which through the payment of interest and principal thereof in accordance with their terms will provide money in an amount sufficient to pay any installment of principal (and premium, if any) and interest, if any, on and any mandatory sinking fund payments in respect of such debt securities on the stated maturity of such payments in accordance with the terms of the indenture and such debt securities. If so specified with respect to the debt securities of a series, such a trust may only be established if establishment of the trust would not cause the debt securities of any such series listed on any nationally recognized securities exchange to be de-listed as a result thereof. Also, if so specified with respect to a series of debt securities, such establishment of such a trust may be conditioned on the delivery by the Company to the trustee of an opinion of counsel (who may be counsel to the Company) to the effect that, based upon applicable U.S. Federal income tax law or a ruling published by the United States Internal Revenue Service, such a defeasance and discharge will not be deemed, or result in, a taxable event with respect to holders of such debt securities. The designation of such provisions, U.S. Federal income tax consequences and other considerations applicable thereto will be described in the prospectus supplement relating thereto.

Subordination Under Subordinated Indenture

In the subordinated indenture, we have agreed, and holders of subordinated debt securities will be deemed to have agreed, that any subordinated debt securities are subordinate and junior in right of payment to all senior debt to the extent provided in the subordinated indenture.

Upon any payment or distribution of assets to creditors upon any liquidation or dissolution, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, reorganization, insolvency, receivership, arrangement, adjustment, composition, or similar proceeding in connection with our insolvency or bankruptcy, the holders of senior debt will first be entitled to receive payment in full of all principal and any interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable (including interest after the commencement or any bankruptcy proceeding at the rate specified in the applicable senior debt), on the senior debt before the holders of subordinated debt securities will be entitled to receive or retain any payment of the principal of, premium, if any, or interest, if any, on the subordinated debt securities.

We will not make any payments of principal and any interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable, on the subordinated debt securities if:

•a default in any payment on designate senior debt then exists, or

•an event of default on any series of designated senior debt resulting in the acceleration of its maturity then exists.

When we use the term “designated senior debt” we mean, indebtedness, whether incurred on, prior to, or after, the date of the subordinated indenture, outstanding under a senior credit agreement or any other indebtedness for money borrowed that is issued as a replacement or refinancing of such debt facilities; and any other senior debt the principal amount of which is $25.0 million or more and that has been designated by the Company to the trustee as “designated senior debt.”

When we use the term “senior debt” we mean:

•every obligation of, or any obligation guaranteed by the Company for money borrowed or purchased, including without limitation the designated senior debt,

•indebtedness of, or guaranteed by, the Company evidenced by bonds, debentures, notes or other similar instruments, or

•every obligation of, or guaranteed by, the Company associated with derivative products,

in each case unless the instrument creating or evidencing that debt or pursuant to which that debt is outstanding states that those obligations are not superior in right of payment to the subordinated debt securities or to other debt which ranks equally with, or junior to, the subordinated debt securities.

However, senior debt will not include:

•any liability for taxes,

•any intercompany indebtedness of our company, any of our subsidiaries or any our or their affiliates,

•any trade payables, or

•any debt of our company which, when incurred and without regard to any election under Section 1111(b) of Title 11 of the United States Code, was without recourse to our company.

The subordinated indenture provides that we may change the subordination provisions relating to any particular issue of subordinated debt securities prior to issuance. We will describe any change in the prospectus supplement relating to the subordinated debt securities.

Governing Law

The indentures will be governed by and construed in accordance with the laws of the State of New York.

Concerning the Trustee

We have appointed Wells Fargo Bank, National Association as the trustee under each of the indentures and as initial security registrar with regard to the debt securities.

We may remove the trustee with or without cause if we so notify the trustee six months in advance and if no event of default occurs during the six-month period.

PLAN OF DISTRIBUTION

We may sell the debt securities described in this prospectus from time to time in one or more transactions:

•to purchasers directly;

•to underwriters for public offering and sale by them;

•through agents;

•through dealers; or

•through a combination of any of the foregoing methods of sale.

We may sell the debt securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act, with respect to any resale of the debt securities. A prospectus supplement will describe the terms of any sale of debt securities we are offering hereunder. Direct sales may be arranged by a securities broker-dealer or other financial intermediary.

The applicable prospectus supplement will name any underwriter involved in a sale of debt securities. Underwriters may offer and sell debt securities at a fixed price or prices, which may be changed, or from time to time at market prices or at negotiated prices. Underwriters may be deemed to have received compensation from us from sales of debt securities in the form of underwriting discounts or commissions and may also receive commissions from purchasers of debt securities for whom they may act as agent. Underwriters may be involved in any at the market offering of debt securities by us or on our behalf.

Underwriters may sell debt securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agent.

The applicable prospectus supplement will set forth whether or not underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the debt securities at levels above those that might otherwise prevail in the open market, including, for example, by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids.

We will name any agent involved in a sale of debt securities, as well as any commissions payable by us to such agent, in the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, any such agent will be acting on a reasonable efforts basis for the period of its appointment.

If we utilize a dealer in the sale of the debt securities being offered pursuant to this prospectus, we will sell the debt securities to the dealer, as principal. The dealer may then resell the debt securities to the public at varying prices to be determined by the dealer at the time of resale.

Underwriters, dealers and agents participating in a sale of the debt securities may be deemed to be underwriters as defined in the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the debt securities may be deemed to be underwriting discounts and commissions under the Securities Act. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, and to reimburse them for certain expenses.

Underwriters or agents and their affiliates may be customers of, engage in transactions with or perform services for us or our affiliates in the ordinary course of business.

LEGAL OPINIONS

Unless otherwise disclosed in the prospectus supplement, the validity of the debt securities offered hereby will be passed upon for us by Mark Migliaccio, our Chief Counsel – Securities and Corporate Finance, as to certain matters of New Jersey law, and by Weil Gotshal & Manges LLP, New York, New York, as to New York law. Mr. Migliaccio beneficially owns or has rights to acquire an aggregate of less than 1% of the outstanding shares of our common stock.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the fiscal year ended July 31, 2016, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

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Campbell Soup Company

$	Floating Rate Notes due 2020
$	Floating Rate Notes due 2021
$	% Notes due 2021
$	% Notes due 2023
$	% Notes due 2025
$	% Notes due 2028
$	% Notes due 2048

PROSPECTUS SUPPLEMENT

Credit Suisse
Barclays
Citigroup
J.P. Morgan
BofA Merrill Lynch
BNP PARIBAS

                 , 2018